Exhibit 4.1

NEOVASC INC.

ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013

April 17, 2014

GLOSSARY	1
TERMS OF REFERENCE	3
CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS	3
CORPORATE STRUCTURE	5
Intercorporate Relationships	5
GENERAL DEVELOPMENT AND DESCRIPTION OF THE BUSINESS	5
Three Year Development	7
Additional Products and Third-Party Sales	15
Clinical Trials	15
Product Development	15
Specialized Skill & Knowledge	16
Intangible Property	16
New Products/Components/Cycles	17
Economic Dependence	18
Foreign Operations	18
Lending	19
Reorganizations	19
Employees	19
Social or Environmental Policies	20
RISK FACTORS	20
DIVIDEND POLICY	32
DESCRIPTION OF CAPITAL STRUCTURE AND MARKET FOR SECURITIES	32
PRIOR SALES	33
ESCROW SECURITIES	33
DIRECTORS AND OFFICERS	34
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	38
Cease Trade Orders and Bankruptcies	38
Penalties and Sanctions	38
Individual Bankruptcies	38
CONFLICTS OF INTEREST	38
AUDIT COMMITTEE INFORMATION	39
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	40
MATERIAL CONTRACTS	40
LEGAL PROCEEDINGS	40
NAMES AND INTEREST OF EXPERTS	41
TRANSFER AGENTS AND REGISTRARS	41
ADDITIONAL INFORMATION	41
EXECUTIVE COMPENSATION	41
ADDITIONAL FINANCIAL INFORMATION	41
SCHEDULE “A” AUDIT COMMITTEE CHARTER	1

GLOSSARY

This glossary contains general terms used in the discussion of the cardiovascular medical device industry, as well as specific technical terms used in the descriptions of the Company’s technology and business.

Aortic: of or pertaining to the aorta or aortic heart valve.

Artery: blood vessel that carries oxygenated blood from the heart to the body’s organs.

Atrium: chamber in the heart.

Balloon catheter: hollow tube with a tiny balloon on its tip, used for gaining access to the arteries; once the catheter is in position, the balloon is inflated in order to push open a section of artery that is obstructed (see Angioplasty).

Biocompatible: materials that can be implanted or used in a patient without the body reacting adversely to the material.

Blood clot (thrombus): coagulation of blood that slows or cuts off blood flow in an otherwise healthy vessel.

Bovine: of or derived from or pertaining to a cow.

CE Mark: designation used to signify regulatory approval for the sale of a product in the European Union.

Cardiac reconstruction: procedure to repair damaged portions of the heart in order to improve its function.

Cardiovascular: system encompassing the heart, veins and arteries.

Cardiovascular disease: disease that restricts blood flow within the arteries, generally due to a build-up of fat or cholesterol deposits (plaque); may refer to coronary or peripheral arteries, or both.

Catheter: hollow tube used for gaining access to the arteries, either to deliver medications or devices, or to withdraw fluids or samples from the body.

COSIRA: the Company’s Coronary Sinus Reducer for Treatment of Refractory Angina clinical trial - a multi-center, double blinded sham controlled study intended to assess the safety and efficacy of the Reducer in a rigorous, controlled manner.

Coronary Artery: artery that supplies oxygen-rich blood to the heart muscle.

Coronary Artery Disease (CAD): disease that affects the coronary arteries (the arteries that provide oxygenated blood to the heart muscle); also called cardiovascular disease (CVD).

Deployment: when used in reference to a stent or heart valve, indicates implantation and expansion of the stent within the artery or a prosthetic heart within the native valve.

Drug-eluting stents (DES): stent coated with medication that is released gradually into the bloodstream; DES are effective at reducing restenosis; are also linked with an increased risk of stent thrombosis (blood clotting) as compared to bare-metal (non-medicated) stents.

FDA: United States Food and Drug Administration; governing body that regulates approval for the sale of medical devices in the United States.

French: The French size is a measure of the external diameter of a catheter, a catheter of 1 French has a diameter of 1/3 mm.

Health Canada: the federal department of Health of Canada responsible for the regulation of drugs, natural health products, cosmetics and medical devices and includes the Therapeutic Products Directorate (TPD), which in turn includes the Medical Devices Bureau.

Interventional Cardiology: practice of treating coronary artery disease intravascularly; that is, through the arterial system using minimally invasive techniques, rather than with open-heart surgery.

Investigational Device Exemption (IDE): allows the investigational device to be used in a U.S. clinical study in order to collect safety and effectiveness data required to support a Premarket Approval (PMA) application or a Premarket Notification 510(k) submission to the FDA. All U.S. clinical evaluations of investigational devices, unless exempt, must have an approved IDE before the study is initiated.

Mitral: of or pertaining to the mitral heart valve.

Mitral Regurgitation (MR): inadequate function of the mitral valve allowing blood to leak back through the closed valve. This is a severe and debilitating medical condition.

Nasdaq: the NASDAQ Stock Market.

Neovasc Reducer™: Neovasc’s proprietary technology for the treatment of refractory angina.

Pericardium: sac in the chest cavity that contains the heart; pericardial tissue is the soft tissue that forms the sac.

PeripatchTM: tissue material made from bovine or porcine pericardium; used to repair damaged/diseased vessels or organs by the working as an internal bandage or as a component in the manufacture of heart valves.

Plaque: deposit of fats, cholesterol and other substances on artery walls that eventually causes arteries to become narrowed, restricting proper blood flow.

Porcine: of or derived from or pertaining to a swine or pig.

REDUCE Registries: the purpose of the registry is to collect clinical data from routine use of the Reducer device in order to further assess the efficacy and performance of the device in real world use and support commercialization of the device.

Restenosis: build-up of scar tissue within an artery after an angioplasty procedure; causes re-narrowing of the vessels; often requires a repeat procedure to re-open the artery.

Stent: expandable, metallic tube inserted into a diseased artery to hold vessel open and maintain proper blood flow; may be used to deliver medication to the artery wall (a “drug-eluting stent”).

Stent thrombosis: formation of blood clot (thrombus) occurring at the site of an implanted stent, may occur within a year after stent is implanted (“early stent thrombosis”) or longer after implantation (“late stent thrombosis”), and may be fatal. More likely to occur with drug-eluting stents than bare-metal stents.

Stroke: disruption of blood supply to the brain; results in sudden cessation of brain function that can cause severe debilitation or death.

TAVI: Transcatheter Aortic Valve Implantation.

Tiara™: Neovasc’s proprietary technology in development for the transcatheter treatment of mitral valve disease.

Thrombosis: see Stent Thrombosis.

Transcatheter: implanted or completed via a catheter or small tube instead of surgically.

Transcatheter heart valves: specialized artificial heart valves which are implanted via a catheter rather than a traditional surgical approach.

TSX: the Toronto Stock Exchange.

Vascular disease: disease that restricts blood flow within the arteries, generally due to a build-up of fat or cholesterol deposits (plaque); may refer to coronary or peripheral arteries, or both.

Vein: blood vessel that carries de-oxygenated blood from the body organs to the heart.

Vessel: artery, vein or duct that carries blood through the body.

TERMS OF REFERENCE

The information set forth in this Annual Information Form is as of April 17, 2014, unless another date is indicated. All references to dollars ($) in this document are expressed in Canadian funds, unless otherwise indicated.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This Annual Information Form, contains forward-looking statements within the meaning of applicable Canadian securities legislation and U.S. securities legislation that may not be based on historical fact, including, without limitation, statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions.  Forward-looking statements are necessarily based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as the factors we believe are appropriate.  Forward-looking statements in this Annual Information Form include, but are not limited to, statements relating to:

•                  our intention to expand the indications for which we may market TiaraTM (which does not have regulatory approval and is not commercialized) and ReducerTM (which has CE mark approval for sale in the European Union);

•                  our plans to develop and commercialize products and the timing of these development programs;

•                  whether we will receive, and the timing and costs of obtaining, regulatory approvals;

•                  the cost of post-market regulation if we receive necessary regulatory approvals;

•                  clinical development of our products, including the results of current and future clinical trials;

•                  our ability to enroll patients in our clinical trials;

•                  the benefits and risks of our products as compared to others;

•                  our ability to establish, maintain and defend intellectual property rights in our products;

•                  whether our third party collaborators will maintain their intellectual property rights in the technology we license;

•                  our need for additional financing and our estimates regarding our capital requirements and future revenues and profitability;

•                  our estimates of the size of the potential markets for our products;

•                  our selection and licensing of products;

•                  our potential relationships with distributors and collaborators with acceptable development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

•                  sources of revenues and anticipated revenues, including contributions from distributors and collaborators, product sales, license agreements and other collaborative efforts for the development and commercialization of products;

•                  our creation of an effective direct sales and marketing infrastructure for approved products we elect to market and sell directly;

•                  the rate and degree of market acceptance of our products;

•                  our anticipated listing of our common shares on the Nasdaq Capital Market and graduation to the TSX;

•                  the timing and amount of reimbursement for our products;

•                  the success and pricing of other competing therapies that may become available;

•                  our retention and hiring of qualified employees in the future;

•                  the manufacturing capacity of third-party manufacturers for our products;

•                  the competition we face from other companies, research organizations, academic institutions and government agencies, and  the risks such competition pose to our products;

•                  the confidential information we possess about patients, customers and core business functions, and the information technologies we use to protect it;

•                  our intention to continue directing a significant portion of our resources into sales expansion;

•                  our ability to get our products approved for use; and

•                  government legislation in all countries that we already, or hope to, sell our products in, and its effect on our ability to set prices, enforce patents and obtain product approvals or reimbursements.

Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies, many of which, with respect to future events, are subject to change. The factors and assumptions used by us to develop such forward-looking statements include, but are not limited to, the assumption that:

•                  our ability to reach agreements with regulatory agencies;

•                  recruitment to clinical trials will continue;

•                  the regulatory requirements, including patient exposure, for approval of marketing authorization applications will be maintained;

•                  genericisation of markets for Tiara and Reducer will develop;

•                  the time required to analyze and report the results of our clinical studies will be consistent with past timing;

•                  market data and reports reviewed by us are accurate;

•                  our current good relationships with our suppliers and service providers will be maintained;

•                  availability of capital on terms that are favourable to us;

•                  the success of current and future clinical trials; and

•                  feasibility of future clinical trials.

By their very nature, forward-looking statements or information involve known and unknown risks, uncertainties and other factors that may cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed or implied by such forward-looking statements or information.  In evaluating these statements, prospective purchasers should specifically consider various factors, including the risks outlined herein, under the headings “Risk Factors”. Should one or more of these risks or uncertainties or a risk that is not currently known to us materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this Annual Information Form and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward-looking statements are not guarantees of future performance and investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

CORPORATE STRUCTURE

Neovasc Inc. (“Neovasc” or the “Company”) was incorporated on November 2, 2000 under the laws of the Province of British Columbia and was continued to federal jurisdiction under the Canada Business Corporations Act on April 19, 2002.

On July 1, 2008, the Company completed the acquisition of two Israel-based vascular device development companies, concurrently raising $8.3 million in equity financing in a non-brokered private placement, completing a 20 for 1 share consolidation and changing its name from Medical Ventures Inc. to “Neovasc Inc.”.

The registered and records offices of the Company are located at Suite 2600, 595 Burrard Street, Three Bentall Center, Vancouver, British Columbia, V7X 1L3, and its head office and principal place of business is located at Suite 2135 — 13700 Mayfield Place, Richmond, British Columbia, V6V 2E4.

Intercorporate Relationships

The Company has six wholly owned subsidiaries as follows:

Name:	Date of Incorporation:	Jurisdiction of Incorporation:

Neovasc Medical Inc. (formerly PM Devices Inc.)	May 7, 1998	British Columbia

Neovasc Tiara Inc.	March 11, 2013	Canada (federal)

Neovasc Medical Ltd.	September 9, 2002	Israel

The following subsidiaries are currently inactive/dormant:

B-Balloon Ltd.	March 30, 2004	Israel

Angiometrx Inc.	January 15, 2001	Canada (federal)

Neovasc (US) Inc. (formerly Medical Ventures (US) Inc.)	July 2, 2007	U.S.A.

Three of these subsidiaries are material: (i) Neovasc Tiara Inc. (“NTI”), (ii) Neovasc Medical Ltd. (“NML”), and (iii) Neovasc Medical Inc. (“NMI”), a corporation incorporated under the laws of British Columbia.

GENERAL DEVELOPMENT AND DESCRIPTION OF THE BUSINESS

Neovasc is a specialty medical device company that develops, manufactures and markets products for the rapidly growing cardiovascular marketplace.  Its products include the Tiara™ technology in development for the transcatheter treatment of mitral valve disease (“Tiara”), the Neovasc Reducer™ for the treatment of refractory angina (“Reducer”) and a line of advanced biological tissue products called Peripatch™ (“Peripatch”) that are used as key components in third-party medical products including transcatheter heart valves.

In 2009, Neovasc started initial activities to develop novel technologies for catheter-based treatment of mitral valve disease. Based on the early positive results of these activities, the Corporation formally launched a program to develop the Tiara technology. Neovasc established a separate entity, NTI, in March 2013 to develop and own the intellectual property related to the Tiara program (Neovasc has transferred all intellectual property related to Tiara to NTI). On February 3, 2014, Neovasc announced the first human implant of the Tiara and, on February 20, 2014, a second human implant was completed, both under special compassionate use exemptions.

In July 2008, Neovasc acquired two pre-commercial vascular device companies based in Israel: NML and B-Balloon Ltd.. NML developed and owned intellectual property related to a novel catheter-based treatment for refractory angina, a debilitating condition resulting from inadequate blood flow to the heart muscle. In 2009, for strategic reasons, Neovasc ceased all activities related to B-Balloon Ltd. technologies and is focusing its later stage product development efforts on the NML treatment for refractory angina.

Neovasc’s business operations started in March 2002, with the acquisition of NMI. NMI manufactures a line of collagen-based surgical patch products made for use in cardiac reconstruction and vascular repair procedures as well as other surgeries. Neovasc, through NMI, a wholly-owned subsidiary, also sells biological tissue to industry partners and other customers who incorporate this tissue into their own products such as transcatheter heart valves. Neovasc’s biological products are made from chemically treated biocompatible pericardial tissue. In 2012, Neovasc sold the rights to manufacture a specific line of conventional surgical patch products to LeMaitre Vascular, Inc. (“LeMaitre”) for US$4.6 million. Neovasc has refocused its use of this treated pericardial tissue to constitute key components in third-party medical products, such as transcatheter heart valves. The Company also provides customers with consulting services related to the development of these products with specific expertise related to the transcatheter heart valve field as well as contract manufacturing services for these valves at all stages of development through to commercial scale production. The majority of the Company’s research and development activities are performed in-house by the Company’s specialized staff and in conjunction with Neovasc’s development partners.

Neovasc’s Strategy

The Company’s core strategy is to maintain its existing revenue streams while focusing on the continued development and commercialization of its products, providing minimally invasive medical devices for a cardiovascular market that the Company believes is both growing and under-served by traditional treatment solutions.

Key elements of this strategy include:

•                  continuing efforts to support Neovasc customers through their regulatory pathways and commercialization of their products, with the view to ultimately supplying pericardial tissue and engaging in full scale manufacturing of their sub-components or complete transcatheter heart valves for commercial sale;

•                  continuing development of the Reducer, initiating a U.S. FDA IDE study in 2014 and supporting the successful COSIRA efficacy study with additional experience through the Company’s REDUCE Registries in Europe, with the goal of accumulating additional practical data before the anticipated commercial launch of Reducer in Europe in 2015; and

•                  continuing the Company’s initial clinical experience of the Tiara, initiating a 10-20 patient multi-center feasibility study in 2014, and if the feasibility study is successful, initiating a CE-Mark study in 2015.

Three Year Development

Recent Developments

On February 3, 2014, Neovasc announced the first human implant of the Tiara and, on February 20, 2014, a second human implant was completed, both under special compassionate use exemptions.

On March 26, 2014, the Company closed a previously announced bought deal equity financing for gross cash proceeds of approximately $25,152,000. The financing was underwritten by Cormark Securities Inc., which placed 4,192,000 common shares of Neovasc at a price of $6.00 per common share. Neovasc expects to use the net proceeds of the financing to advance the development of the Tiara and the Reducer products, and for general corporate and working capital purposes.

The estimated proceeds to the Company from the bought deal equity financing net of fees and other share issue costs are $24,500,000.  The pro forma effect of the bought deal equity financing on the balance sheet of the Company as at December 31, 2013, if the bought deal equity financing had occurred on or before December 31, 2013 would be as follows:

	December 31, 2013	Effect of financing	Proforma December 31, 2013

ASSETS
Current assets
Cash and cash equivalents	$3,403,472	$24,500,000	$27,903,472
Accounts receivable	1,289,933	—	1,289,933
Inventory	484,811	—	484,811
Prepaid expenses and other assets	28,266	—	28,266
Total current assets	5,206,482	24,500,000	29,706,482

Non-current assets
Property, plant and equipment	2,236,900	—	2,236,900
Total non-current assets	2,236,900	—	2,236,900

Total assets	$7,443,382	$24,500,000	$31,943,382

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,577,158	$—	$1,577,158
Current portion of long-term debt	43,548	—	43,548
Total current liabilities	1,620,706	—	1,620,706

Non-current liabilities
Long-term debt	200,084	—	200,084
Total non-current liabilities	200,084	—	200,084

Total liabilities	1,820,790	—	1,820,790

Equity
Share capital	73,411,391	24,500,000	97,911,391
Contributed surplus	10,305,204	—	10,305,204
Deficit	(78,094,003)	—	(78,094,003)
Total equity	5,622,592	24,500,000	30,122,592

Total liabilities and equity	$7,443,382	$24,500,000	$31,943,382

The Company has submitted applications for listing of its common shares on the TSX and the Nasdaq Capital Market. Listing on each exchange is subject to the Company satisfying the conditions set forth by the TSX and the Nasdaq, respectively. There can be no assurance that the Company will satisfy these conditions.

Year Ended December 31, 2013 Developments

On February 28, 2013, the Company announced that the clinical protocol for its COSIRA trial had been published in the peer-reviewed journal Trials (Jolicoeur et al.Trials, 2013, 14:46).

On May 13, 2013, the Company completed patient enrollment in its COSIRA trial designed to further assess the efficacy and safety of the Reducer.

On May 21, 2013, the Company presented initial data from open label patient Registries that are tracking the progress of refractory angina patients implanted with the Reducer at EuroPCR 2013. The data presented six-month follow up data from fifteen Registry patients showing that their angina and physical disability were significantly improved after Reducer implantation. Among other measures, patients were assessed on the Canadian Cardiovascular Society (CCS) grading scale, which is widely used to describe and classify the severity of effort-related angina. Despite the small size of this sample, the change in CCS scores was statistically significant compared to baseline (average CCS score was 3.07 at baseline and 1.64 at follow up (n= 14, p=<0.0001)). Patient subsets who received stress thallium and echo dobutamine testing also showed significant improvement with the Reducer (p=0.042 (n=10) and p=0.004 (n=13), respectively).

On May 23, 2013, the Company presented positive animal data from its Tiara at EuroPCR 2013. Data on long-term implantation of the Tiara mitral replacement valve in an animal model of mitral regurgitation showed that all seven animals implanted with the Tiara device were thriving at the end of the 150- day study, with no signs of inflammation or other adverse reactions to the implanted valve. The Tiara device was well incorporated into the native anatomy. At 150 days, valve leaflets were functioning well with no significant degradation in hydrodynamic performance or calcification. In all of the animals, left ventricular outflow was unimpeded, and the aortic valve continued to function normally.

On October 29, 2013, the Company announced that a review of results from preclinical studies of the Tiara had been published in the Journal of the American College of Cardiology: Cardiovascular Interventions (J Am Coll Cardiol Intv. 2014;7(2):154-162). The review concludes that implantation of the Tiara valve is technically feasible, has an encouraging safety profile and results in a stable and well-functioning mitral bioprosthesis.

On November 6, 2013, the Company reported topline results for its COSIRA trial assessing the efficacy and safety of the Reducer. As discussed in more detail below, the trial demonstrates that the Reducer achieved its primary endpoint, significantly improving the symptoms and functioning of patients disabled by previously untreatable refractory angina. The COSIRA trial also confirmed that the Reducer is well tolerated, with no reports of device-related serious adverse events. The safety and efficacy data from the randomized, controlled COSIRA trial is consistent with results seen in previous non-randomized pilot studies of the Reducer.

On November 13, 2013, the Company announced that the first patent covering the Tiara technology has been issued by the U.S. Patent and Trademark Office. The new patent protects key aspects of the Tiara mitral valve prosthesis. It is the first patent to issue from a portfolio of U.S. and international patent applications Neovasc has filed aimed at establishing an extensive intellectual property estate covering the entire Tiara program, including the prosthesis, delivery system, associated accessories and methods of use.

Year Ended December 31, 2012 Developments

On March 8, 2012, the Company announced that it had been named Medical Device Company of the Year as part of the 2012 LifeSciences British Columbia Awards. These awards are presented annually to recognize individuals and organizations that have made significant contributions to the development of British Columbia’s life sciences industry.

On May 6, 2012, the Tiara was featured in three scientific sessions at EuroPCR 2012, the annual meeting of the European Association for Percutaneous Cardiovascular Interventions. During these sessions, Dr. Shmuel Banai, the Company’s Medical Director, presented data and several cases showing the successful implantation of the Tiara device in acute animal models.

On September 18, 2012, the results from acute preclinical studies of the Tiara were published in the Journal of the American College of Cardiology. The study reports that the initial experience with the Tiara was encouraging and that implantation of Tiara valves was feasible, relatively straightforward and resulted in a securely-implanted, well-functioning device that maintained good hemodynamics in the test animals. In the study, Tiara valves were implanted successfully in 81% of the test animals, with total procedure times ranging from 17 to 26 minutes. In the successful implantations, angiographic and echo imaging demonstrated excellent function of the Tiara, without any signs of obstruction of the left ventricular outflow tract, pericardial effusion, enrichment on the aortic valve, transvalvular gradients or, notably, significant paravalvular leak.

On October 23, 2012, the Tiara device was selected for an oral presentation as a “Best” New Device Concept for 2012 during an opening session at the 24th Annual Transcatheter Cardiovascular Therapeutics scientific symposium. Ten abstracts were selected for this honor from among 1750 abstracts submitted.

On October 23, 2012, the Company presented data from its open label Registry showing that six months after implantation in fifteen patients, refractory angina patients implanted with the Reducer demonstrated improved clinical status and had no adverse events.

On October 31, 2012, the Company amended an agreement with LeMaitre to allow LeMaitre to exercise its option to purchase certain specific rights to Neovasc’s biological vascular surgical patch product technology on an accelerated basis, at an agreed price of U.S.$4.6 million. Under the terms of the original January 2009 agreement between LeMaitre and the Company, LeMaitre had the option to purchase rights to certain specific uses of the technology from Neovasc on or after January 2, 2014, under a predetermined price mechanism. The amendment allowed LeMaitre to exercise its technology acquisition option fourteen months early. After the transfer is completed, LeMaitre’s right of use of the Neovasc biological vascular surgical patch technology will be limited to the manufacture of its XenoSure surgical patch product line (“XenoSure”), which was formerly manufactured by Neovasc and distributed by LeMaitre. Neovasc retained rights to all other applications of its biological tissue technologies. Concurrent with this amended agreement, Neovasc and LeMaitre entered into a new supply agreement under which Neovasc agreed to continue supplying the XenoSure product to LeMaitre until LeMaitre develops its own manufacturing capacity and obtains required regulatory approvals. At such time, Neovasc will cease manufacture of a specific line of surgical patches which are used by surgeons as a material during vascular and related surgery.  This supply agreement does not affect Neovasc’s ability or capacity to provide biological tissue and related services to all other applications including transcatheter heart valves.

Year Ended December 31, 2011 Developments

On February 16, 2011, the Company was named to the 2011 TSX Venture 50, a ranking of 50 high performing companies identified from the more than 2,000 firms listed on the TSX Venture Exchange. Neovasc was selected as one of the recipients in the Technology & Life Sciences sector based on a ranking formula with equal weighting given to return on investment, market cap growth, trading volume and analyst coverage.

On May 18, 2011, the Company made a presentation at EuroPCR, a leading European cardiovascular conference, reporting positive six-month follow-up data for a patient with severe refractory angina who had received the Reducer in a “live case” procedure broadcast during the 22nd annual Transcatheter Cardiovascular Therapeutics scientific symposium in September 2010. The data showed a marked improvement in the patient’s angina symptoms.

On August 17, 2011, the Company completed a non-brokered private placement of 4,720,500 equity units at the price of $1.00 per unit for aggregate gross proceeds of $4,720,500. Reflecting strong demand, the total amount of the financing was increased from the previously announced maximum of $4 million. Each unit consisted of one common share of Neovasc and one-half of one common share purchase warrant of Neovasc. Each whole warrant entitled the holder thereof to purchase one common share of Neovasc at the exercise price of $1.25 per share for a period of two years after the closing date of the offering.

On November 14, 2011, the Company received the CE-mark designation for the Reducer. CE-marking confirms that the Reducer conforms to the applicable European Directive and allows the product to be marketed for implantation in patients in all member states of the European Union, the European Economic Area and Switzerland. However, Neovasc has chosen to only use the Reducer product for patients enrolled in either the COSIRA trial or associated Registries in Europe while awaiting the results of the multicenter, double-blinded, sham-controlled COSIRA trial, which it expects to support broader marketing efforts.

On December 5, 2011, the Reducer was featured in a “live case” broadcast at the 2011 Innovations in Cardiovascular Interventions (ICI) conference held in Tel Aviv, Israel. In the live case broadcast, Drs. Shmuel Banai, the Company’s Medical Director, and Amir Halkin, Senior Interventional Cardiologist at the Tel Aviv Medical Center, successfully implanted a Reducer product in the coronary sinus of a patient suffering from refractory angina. The minimally invasive procedure took approximately ten minutes to complete.

Neovasc’s Products

Tiara

In the second quarter of 2011, the Company formally initiated a new project to develop the Tiara, a product for treating mitral valve disease. The Tiara is in preclinical / early clinical stage development to provide a minimally invasive transcatheter device for the millions of patients who experience mitral regurgitation as a result of mitral heart valve disease (in 2013 it is estimated that mitral regurgitation affects approximately 5.7 million people in the United States and the European Union). Mitral regurgitation is often severe and can lead to heart failure and death. Unmet medical need in these patients is high. Currently, a significant percentage of patients with severe mitral regurgitation are not good candidates for conventional surgical repair or replacement due to frailty or comorbidities. There are approximately 2.4 million patients suffering from significant mitral regurgitation in the United States. Currently there is no transcatheter mitral valve replacement device approved for use in any market.

Preclinical program and prototype devices of the Tiara are currently undergoing evaluation in animal and bench models. Neovasc believes it has developed distinctive solutions to the difficulties of developing a safe and effective transcatheter mitral valve device and early results have been promising. Initial implantations of the valve have been undertaken in humans under special compassionate use exemptions (to date, two human implants of the Tiara have been completed under such exemptions).

While many challenges remain prior to achieving commercial production (including positive clinical trials and obtaining regulatory approval from the relevant authorities), we believe the Tiara device is being widely recognized as one of the leading devices exploring this new treatment option for patients who are unable or unsuited to receive an open heart surgical valve replacement or repair. There are several other transcatheter mitral valve replacement devices in development by third parties, however, none have reached the stage of clinical trials. On March 6, 2014, Edwards Lifesciences reported that in February and March 2014, it had completed the first three implants of its FORTIS transapical mitral valve at a hospital in London, U.K. and that the patients were reported to be recovering but few other details were given. It has been reported that one transcatheter mitral valve was implanted in a European patient who subsequently died a few days later from causes that were reported by the company that manufactured the device as being unrelated to the performance of the valve and another company has reported two temporary implants of valves that were removed after a few hours — it is believed that these implants were intended to be acute only to assess the feasibility of the valve. Neovasc believes that there are several unique attributes of the Tiara device that may provide advantages over other approaches and that it will be one of the leading transcatheter mitral valve replacement therapies to begin a formal series of human implantations.  There is no certainty that the Tiara device will successfully proceed through clinical testing and ultimately receive regulatory approval to treat these patients, nor is it possible to determine at this time if any of the other development stage devices will succeed in obtaining regulatory approval.

The Tiara valve is made up of two major components: the leaflets and skirt, which are made from the Company’s Peripatch tissue, and the nitinol frame (to which the leaflets and skirt are attached), which is manufactured by a well-established specialty manufacturer in the medical device industry. However, if this supplier were unable to provide the nitinol frame in the future, it would seriously impact the further development of the Tiara device. The Tiara delivery system is manufactured in-house by the Company using components that are readily available.

Regulatory Status

The Tiara is an early-stage development product without regulatory approvals in any country. The Company intends to continue to fund development of the product as cash flow allows and anticipates applying for CE mark approval in Europe in the next two to four years.  To date, the Company has spent approximately $7.8 million developing the product and anticipates that it may require an additional $10-15 million dollars to apply for CE mark. There is no assurance that European regulatory approval will be granted in the time frame anticipated by management, or granted at any time in the future. There is no expectation that this product will be revenue-generating in the near term, although management believes that the product is addressing an important unmet clinical need and that the demand for the product is high.

Reducer

The Reducer is a treatment for patients with refractory angina, a painful and debilitating condition that occurs when the coronary arteries deliver an inadequate supply of blood to the heart muscle, despite treatment with standard revascularization or cardiac drug therapies. It affects approximately 620,000 individuals in the United States, who are not eligible for conventional treatments, typically lead severely restricted lives as a result of their disabling symptoms, and its incidence is growing. The Reducer provides relief of angina symptoms by altering blood flow in the heart’s venous system, thereby increasing the perfusion of oxygenated blood to ischemic areas of the heart muscle.

The pain associated with refractory angina can make it difficult for patients to engage in routine activities, such as walking or climbing stairs. Using a catheter-based procedure, the Reducer is implanted in the coronary sinus, the major blood vessel that sends de-oxygenated blood from the heart muscle back to the right atrium of the heart. Pilot clinical studies demonstrate that the Reducer provides significant relief of chest pain in refractory angina patients. There are approximately 620,000 refactory angina patients in the United States who are potential candidates for the Reducer, either because they cannot be revascularized or because they are otherwise poorly managed using conventional medical therapies. These patients represent a substantial market opportunity for the Reducer product. If physicians adopt the Reducer for use in these refractory patients, it is expected that there will be a natural spillover into the broader recurrent angina market, which represents a substantially larger patient population.

The Reducer is targeting a currently untreatable patient population. A refractory patient by definition is resistant to other therapies.  A patient who has refractory angina is not a surgical candidate, cannot benefit from existing interventional cardiology therapies and is not receiving adequate relief from available drug regimens to manage their chest pain. As such there are currently no direct competitors to the Reducer as the patient will have exhausted all other treatment options before a Reducer is considered. Once the Reducer is established as a standard of care for the refractory angina patient, Neovasc believes that the Reducer may also be considered for use in the larger population of recurrent angina patients (patients who are receiving repeat treatments for angina pain) and thus increase its market potential.

The Reducer’s primary endpoint is a two-class improvement six months after implantation in patients’ ratings on the Canadian Cardiovascular Society (“CCS”) angina grading scale, a four-class functional classification that is widely used to characterize the severity of angina symptoms and disability. Only patients with severe angina, CCS Class 3 or 4, were enrolled in the COSIRA trial. The COSIRA analysis showed that the study met the primary endpoint, with patients receiving the Reducer achieving a statistically significant improvement in CCS scores (two classes or better) compared to patients receiving a sham control (18 of 52 (34.6%) of the Reducer patients improved > 2 CCS classes compared to 8 of 52 (15.4%) of the control patients (p-value = 0.024)). The analysis also showed that patients treated with the Reducer showed a statistically significant improvement of one or more CCS classes compared to the sham control patients (37 of 52 (71.2%) of the Reducer patients showed this improvement compared to 22 of 52 (42.3%) of the control patients (p-value = 0.003)).

The Reducer is an hourglass-shaped, balloon-expandable, stainless steel, bare metal “stent-like” device, which is implanted in the coronary sinus, creating a restriction in venous outflow from the myocardium (the muscular layer of the heart wall). It is implanted using conventional percutaneous, or needle puncture, techniques. The Reducer is provided sterile and pre-loaded on a balloon catheter system. The system is 9 French sheath compatible and operates over a .035 inch guide wire. The implantation procedure is quick and requires minimal training. Once guide wire access to the coronary sinus is achieved, implantation typically takes less than 20 minutes.

Following implantation, the Reducer is incorporated into the endothelial tissue and creates a permanent (but reversible) narrowing in the coronary sinus. The coronary sinus is narrowed from a typical diameter of 10-12mm to approximately 3mm at the site of implantation. This narrowing slightly elevates the venous outflow pressure, which restores a more normal ratio of epicardial to endocardial blood flow between the outer and inner layers of the ischemic areas of the heart muscle. This results in improved perfusion of the endocardium, which helps relieve ischemia and chest pain. The physiological mechanism behind this effect is well documented in medical literature.

The clinical utility of this approach was demonstrated by a number of analogous approaches used in the past that achieved positive clinical outcomes for angina patients by constricting or intermittently blocking the coronary sinus to improve perfusion to the heart muscle. However, these therapies required the use of highly invasive surgery, or leaving a catheter in the heart for a prolonged period, making them impractical or clinically unacceptable for use in modern medical practice. The Reducer was developed to deliver this therapy in a safe, simple and effective manner via a minimally invasive catheter that is consistent with contemporary medical practice.

The Reducer has demonstrated excellent results in multiple animal studies and in a clinical trial of fifteen patients suffering from chronic refractory angina who were followed for three years after implantation. The six-month results from this clinical trial were published in the Journal of the American College of Cardiology (see citation and discussion above) and three-year follow-up data was presented at the annual scientific meeting of the American College of Cardiology in March 2010. In this clinical trial, implantation of the Reducer resulted in significant clinical improvements in stress test and perfusion measurements, as well as in overall quality of life in the majority of the patients. These improvements were maintained for the three years of the study. During this period, the Reducer appeared safe and well tolerated in these patients. More recently, the Company completed COSIRA — a multi-center, double blinded sham controlled study intended to assess the safety and efficacy of the Reducer in a rigorous, controlled manner.  The results of COSIRA were positive and are discussed in more detail below.

Following this positive data from the COSIRA trial, the Company expects to pilot launch the Reducer in selected European markets in late 2014.  The Company will also explore initiation of Reducer sales in other non-U.S. markets.  It is anticipated that sales of the product in the United States would follow obtaining U.S. regulatory approval, if such approval is granted, as described further below.

Regulatory Status

The Reducer is approved for sale in Europe, having received CE-mark designation in November 2011. In preparation for product launch, Neovasc has completed development of the commercial-generation Reducer and the product is currently being transferred to commercial scale manufacture. The Company has completed a clinical trial named COSIRA that is expected to provide data to support broad commercialization of the Reducer product. COSIRA is a double-blinded, randomized, sham controlled, multi-center trial of 104 patients at 11 clinical investigation sites. The study completed enrollment in early 2013 and on November 6, 2013, the Company reported topline results for its COSIRA trial assessing the efficacy and safety of the Reducer. As discussed above, the data shows that the Reducer achieved its primary endpoint, significantly improving the symptoms and functioning of patients disabled by previously untreatable refractory angina. The COSIRA trial also confirmed that the Reducer is safe and well tolerated. The safety and efficacy data from the randomized, controlled COSIRA trial is consistent with results seen in previous non-randomized pilot studies of the Reducer. Placement of the Reducer is performed using a minimally-invasive transvenous procedure that is similar to implanting a coronary stent and takes approximately 20 minutes. The Company has also initiated Registries in Europe and Israel to collect additional clinical data from patients treated with the Reducer. Data from the COSIRA trial and the patient registries is expected to provide critical support for adoption and use of the Reducer product in Europe and will be released in early 2014 at a major medical conference (ACC — 2014).

Neovasc is also developing a U.S. regulatory approval strategy that will address the requirement for a larger randomized clinical trial, which is mandatory in the United States. The Company expects to begin this trial in 2015. U.S. marketing approval is expected about two to four years after the clinical trial begins. There is no assurance that U.S. regulatory approval will be granted in the time frame anticipated by management, or granted at any time in the future. The cost of the U.S. clinical trial is expected to be $15 million.

Peripatch Products

Neovasc produces Peripatch™, an advanced biological tissue product that is manufactured from pericardium, which is the protective sac that surrounds the heart of an animal. Neovasc uses its proprietary processes to convert raw pericardial tissue from animal sources into sheets of implantable tissue that can be incorporated into third-party medical devices (for example, for use as the material for artificial heart valve leaflets or as a covering on a vascular stent). Peripatch tissue retains the mechanical characteristics of natural tissue and is readily incorporated into the body without rejection. Peripatch tissue was originally developed to fabricate artificial heart valves and has a 25-year history of successful implantation for heart valve and other surgical applications. Peripatch tissue can be manufactured to meet the mechanical and biological characteristics required for a wide variety of applications, such as aortic heart valve leaflets.

The product line includes Peripatch surgical patches, which are rectangular patches made from bovine tissue, applied as internal bandages to repair weak or damaged organs or vessels. On October 31, 2012, Neovasc amended its agreement with LeMaitre allowing LeMaitre to exercise its option to purchase certain specific rights to Neovasc’s biological vascular surgical patch technology on an accelerated basis. Under the terms of the amendment, LeMaitre is permitted to use the Peripatch technology for the sole purpose of manufacturing surgical patches that it markets as its XenoSure™ surgical patch product line.  Neovasc will continue to supply LeMaitre with surgical patches until LeMaitre is able to receive appropriate regulatory approvals and start manufacture of the surgical patches themselves, anticipated around the end of 2014. At that time, Neovasc will cease manufacture of surgical patches for this specific application.

The Company also provides a range of custom Peripatch products to industry customers for incorporation into their own products, such as transcatheter heart valves, covered stents and other specialty cardiovascular devices. These include Peripatch tissue fabricated from bovine and porcine sources and offered in a wide variety of shapes and sizes. Neovasc works closely with its industry customers to develop and supply tissue to meet their specific needs, such as for transcatheter heart valve leaflets. This often includes providing tissue in custom shapes or molded to three dimensional configurations. The Company also provides product development and specialized manufacturing services related to Peripatch tissue-based products such as transcatheter heart valves. The Company actively consults with a range of heart valve programs in order to refine their products and provide tissue to meet their needs and also provides transcatheter valve prototyping, pilot manufacture and commercial manufacture services to a range of customers.

Although the generic method of processing tissue in a way similar to the Peripatch is widely used, the Company’s competitive position stems from its own proprietary process that is supported by a 25-year implant history for use as a surgical heart valve. A company that establishes its own process will have to go through a significant and costly series of studies to prove that their process produces tissue that is suitable as a medical device. The Peripatch product has already met these requirements and has already been validated through many years of successful use in multiple applications. Neovasc’s customers make the decision to use the Company’s tissue rather than take on the demanding and lengthy process of developing their own tissue processing operation. As stated elsewhere herein, Neovasc is not aware of any other company in the world of that both provides such tissue and partners with customers to provide specialized heart valve development and manufacturing services.

The basic Peripatch technology was established over 25 years ago by a third party that was a predecessor company to NMI, when the material was used to fashion the leaflets and other components in surgical heart valves. Neovasc’s processing of the material is a trade secret and proprietary to the Company.  However, the use of the product in transcatheter minimally invasive heart valves and other medical devices such as covered stents and artificial hearts are new uses for the technology. Appropriate testing is conducted to ensure the appropriateness and durability of the tissue for a new application before the medical device can be approved for use, and there is some additional risk when applying the technology to a new product or when amending to, or adding to, the fixation process to meet a new demand, such as for three dimensional shape setting of the tissue.

The supply of Peripatch products and the associated product development, consulting and specialized manufacturing services related to Peripatch tissue-based products represents 100% of the Company’s current revenues.

Regulatory Status

Peripatch tissue manufactured from bovine tissue is approved for sale in the United States, the European Union and Canada. While the Company does not have stand-alone approval for its porcine tissue products, third party products fabricated from Neovasc’s porcine tissue are approved for sale in European Union markets. Regulatory agencies, such as the Canadian Food Inspection Agency, regulate the import and export of such tissue. A number of third-party products which incorporate Peripatch tissue are approved for sale (i.e. such products have obtained regulatory approval, such as a CE-mark or Canadian medical device license) or have pending approvals in various markets. There is no assurance that further regulatory approvals for third-party products will be obtained.

Additional Products and Third-Party Sales

Neovasc provides consulting and original equipment manufacturing services to other medical device companies when these services fall within the scope of the Company’s expertise and capabilities.  These activities are substantially focused on providing specialized development and manufacturing services for industry customers who incorporate the Company’s Peripatch tissue into their vascular device products such as heart valves.  The goal of these activities is to drive near-term revenues as well as support development of a long-term revenue stream through the ongoing provision of tissue and manufacturing services to customers with commercially successful devices that incorporate Neovasc tissue.  Revenue earned from various contract agreements varies throughout the year depending on customer needs.

Clinical Trials

The Company is presently in the process of obtaining the clinical trial data required to support European commercial launch of the Reducer product. The COSIRA trial, which commenced in September 2010 and concluded enrollment in May 2013, is expected to generate data to support commercialization, as well as additional regulatory approval applications to be filed in other jurisdictions.  The Company is also enrolling patients receiving the Reducer product in clinical registries in Europe and Israel, with the expectation that data from these registries will support wider adoption and use of the Reducer in refractory angina patients.

Product Development

Product development at the Company is currently focused on completing commercialization of the Reducer as well as early-stage development work on the Tiara program.  The Company is also undertaking product development work under contract for third-parties.  These third-party projects are typically focused on supporting the development of products that incorporate Peripatch tissue.  These activities generate near-term revenues for Neovasc from consulting activities and also are expected to drive longer-term growth as a result of the revenues that may result from future commercial sales of new products incorporating the Peripatch tissue, as well as the related manufacturing services the Company could provide for these customers once their products reach the market.  The Company may also investigate other potential new internal projects that leverage the Company’s existing technologies, infrastructure and expertise.

Specialized Skill & Knowledge

The Company’s Peripatch tissue product was originally developed for vascular and cardiovascular repair procedures and is differentiated from other commercially available pericardial tissue as it has a 25-year history of successful implantation in heart valve and other surgical applications.  This differentiation was invaluable in attracting customers developing minimally invasive aortic valve replacement devices and did not have access to their own source of tissue.  Neovasc was able to support the tissue supply business by providing consulting services from the Company’s team of valve-focused medical device engineers and prototyping and contract manufacturing services from Neovasc’s highly skilled pool of medical device sewers. In the typical fabrication of a minimally invasive aortic heart valve, the leaflets made of Neovasc’s pericardial tissue are sewn onto a metal frame.  Today, the Company has a very experienced group of valve engineers who together have assisted in the development of different aortic valves.  In addition, Neovasc also has a pool of over forty five medical device sewers that it can use to prototype and manufacture devices for Neovasc’s customers.

Skills and capabilities related to the transcatheter heart valve field are rare and valuable in the industry.  Neovasc is aware of few competitors and is not aware of any competitor that provides heart valve tissue, development consulting services and manufacturing services at all stages of development through to commercial scale manufacture.  For this reason, Neovasc has been able to attract customers from around the world, including some of the largest companies in the industry. Because of the competitive nature of the transcatheter heart valve industry Neovasc does not publicly disclose who its customers are.

The Company’s clinical team and clinical advisors in the Tiara program provide a wealth of experience and talent.  Neovasc’s product development moves forward rapidly with minimal cost because it can draw on the expertise of Company’s staff and then return them to revenue-generating activities when they are not working on the Tiara project.

Clinical efforts for the Reducer have been led by Professor Shmuel Banai, the Company’s Medical Director and an internationally respected cardiac specialist who has been involved in the project since its early inception, prior to its acquisition by Neovasc in July 2008.  The Reducer is manufactured by Creganna-Tactx Medical, a well-known contract manufacturer in the medical device industry who has the necessary equipment and expertise to mass produce this catheter-based device. Although some components are technically challenging, manufacture of the Reducer is not complicated and is similar to the process used for bare metal stents.

The Company’s management team has developed specific skills and knowledge based on their own individual experiences.  A description of their qualifications can be found under the heading “Directors and Officers”, below.

Intangible Property

Patents

The Company’s ability to protect its products from unauthorized or infringing use by third parties depends substantially on its ability to obtain and maintain valid and enforceable patents.  Neovasc has issued and pending patent applications in Canada, the United States and abroad covering certain aspects of the technology that Neovasc intends to commercialize (including the Reducer and the Tiara).  Accordingly, rights under any of Neovasc’s issued patents may provide it with commercially meaningful protection for its products or afford it a commercial advantage against the Company’s competitors or their competitive products or processes.  However, patents that have been issued to Neovasc or that may be issued in the future may not be valid upon challenge or enforceable.  Further, even if valid and enforceable, Neovasc’s issued patents may not be sufficiently broad to prevent others from marketing products like the

Company’s own, despite these patent rights.  In addition, patents are country/jurisdiction specific, i.e. the rights afforded under a patent are limited to the jurisdiction of the government which granted the patent. Thus the rights afforded by a U.S. patent are limited to the United States, and are unenforceable elsewhere. In general, the exclusive rights provided by a patent begin in the date the patent issues and expires 20 years from the filing date of the application, though this term may differ slightly depending on the specific patent laws in the applicable jurisdiction (for example, U.S. patents may have a patent term extension granted by the U.S. Patent and Trademark Office to compensate for certain delays in examining an application).  The Company also relies on trade secret protection to protect its interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce.

Trademarks

The Company has filed and registered, or is in the process of doing so, the trademark NEOVASC®, TIARA®, NEOVASC REDUCER®, and PERIPATCH® in the United States, Canada, and the European Union.

New Products/Components/Cycles

Tiara

The Tiara device is an early stage development product that will require several more years of development before it obtains regulatory approval, if ever, for use in any jurisdiction.  A first-in-human implantation of Tiara was successfully performed on January 30, 2014 by physicians at St. Paul’s Hospital in Vancouver, British Columbia. The transapical procedure resulted in the elimination of mitral regurgitation and significantly improved heart function in the patient, without the need for cardiac bypass support and with no procedural complications. Further information about Tiara can be found above under the heading “Neovasc’s Products”.

Reducer

The Reducer is a late-stage product with European CE mark approval.  The Company expects to pilot launch the Reducer in selected European markets in late 2014.  The Company will also explore initiation of Reducer sales in other non-US markets.  It is anticipated that sales of the product in the United States would follow once U.S. regulatory approval has been granted, as described further below.

A well-known and well-established medical device contract manufacturer will manufacture the Reducer for the Company.  The Reducer is already in pilot production in preparation for commercial launch.  Whatever risk is incurred in having the Reducer manufactured by a single contract manufacturer is far outweighed by the significant savings in capital investment and management attention that would be required to establish the Company’s own production line. The majority of the components that make up the Reducer are readily available; however, two critical components of the device are not. The balloon portion of the delivery system is technically challenging to manufacture and the Reducer stent, whilst a basic technology, must be manufactured in Israel due to restrictions on the transfer of intellectual property and manufacturing out of Israel stemming from certain research grants received by NML prior to the acquisition in July 2008. Further information about Reducer can be found above under the heading “Neovasc’s Products”.

Peripatch Products

The basic Peripatch technology was established over 25 years ago, when the material was used to fashion the leaflets and other components in surgical heart valves.  Neovasc’s processing of the material is a trade secret and proprietary to the Company.

Neovasc sources its porcine tissue from one abattoir in Canada.  The bovine tissue is sourced from abattoirs in the United States for sale of tissue destined for the U.S. market and from abattoirs in both

Australia and New Zealand for the sale of tissue destined for Europe.  There is minimal capacity constraint related to the supply of raw tissue and with multiple approved suppliers for each type of tissue the risk of disruption is minimized.

While a definitive pattern of demand has not yet been established and the effect is expected to be minimal, the cyclical nature of the meat industry could conceivably have an impact on the quality and availability of raw tissue and could potentially impact the yields and margins for the product over the course of any given year. Further information about Peripatch can be found above under the heading “Neovasc’s Products”.

Economic Dependence

For the year ended December 31, 2013, revenues from the Company’s five largest customers accounted for approximately 35%, 23%, 16%, 10% and 6% of the Company’s sales. Of these customers, only LeMaitre has a stable pattern of purchasing Peripatch tissue for its XenoSure product for resale into an established market in the United States and Europe.  However, it should be noted that this revenue stream will end toward the end of 2014 as LeMaitre begins to manufacture their own product as agreed in the sale of the Peripatch technology to LeMaitre in 2012. The other customers are either development stage or growth stage entities set up either as standalone companies or as divisions of larger corporate entities.  In addition, 62% of the Company’s revenues for the year ended December 31, 2013 are derived from consulting services. The Company’s consulting service revenues are contract-driven and they can fluctuate from quarter to quarter and year to year as current projects are completed and new projects start.

The Company anticipates that it will be able to convert more of its consulting services customers, whose products are currently in product development and clinical trials, into contract manufacturing customers as they commercialize their own products. This process is dependent on the product development and regulatory success of these existing customers, so revenues are therefore difficult to project.  A change in the economic outlook of these five largest customers could have a material adverse impact on the anticipated revenues of the Company. Factors that may impact these customers may include, among others, the stage of development; additional capital requirements; the impact of any global economic downturn; the ability to develop, manufacture and commercialize its products in a cost-effective manner; the ability to integrate newly-acquired businesses and the ability to protect their intellectual property.

Foreign Operations

While the Company’s headquarters are in Vancouver, British Columbia and substantially all its operations are in Vancouver, the Company is exposed to factors that influence its revenue from customers located in foreign locations and revenues that are denominated in foreign currencies.  The majority of the Company’s revenues are derived from product sales in the United States and Europe, primarily denominated in U.S. dollars and Euros, while the majority of the Company’s costs are denominated in Canadian dollars.  The Company expects that foreign currency denominated international sales will continue to account for a significant portion of its revenues.  Consequently, a decrease in the value of a relevant foreign currency in relation to the Canadian dollar will have an adverse effect on the Company’s results of operations, with lower than expected revenue amounts and gross margins being reported in the Company’s Canadian dollar financial statements.  In addition, any decrease in the value of the U.S. dollar or Euro occurring in between the time a sale is consummated and the time payment is received by Neovasc will lead to a foreign exchange loss being recognized on the foreign-currency denominated trade account receivable.  The fluctuation of foreign exchange may impose an adverse effect on the Company’s results of operations and cash flows in the future.  The Company does not conduct any hedging activities to mitigate these foreign exchange risks, but where possible it sets pricing for its products and services in Canadian dollars.

Additionally, Neovasc may be materially and adversely affected by increases in duty rates, exchange or price controls, repatriation restrictions, or other restrictions on foreign currencies.  The Company’s international operations are subject to certain other risks common to international operations, including, without limitation: government regulations, import restrictions and, in certain jurisdictions, reduced protection for the Company’s intellectual property rights.  Foreign currency translation gains and losses arising from normal business operations are credited to or charged to operations in the period incurred.  To date, the Company has not entered into any foreign exchange forward contracts.  For the year ended December 31, 2013, approximately 28% of the Company’s revenue was generated from customers in the United States, 69% from customers in the European Union and 3% from customers in Israel.  Approximately 43% of the Company’s revenue was denominated in U.S. dollars, 51% was denominated in Euros and 6% was denominated in Canadian dollars. Substantially all of the Company’s long-lived assets are located in Canada.

Lending

The Company’s cash management policy is to maintain sufficient cash on hand to meet forecast expenditures and to invest any excess capital according to the Company’s investment policy.  The Company’s investment policy for these excess cash balances will follow a conservative investment philosophy based on three fundamentals: preservation of capital, liquidity, and best available net return on invested capital.

The Company prohibits speculation on currencies. If there are insufficient foreign funds, foreign currencies will be purchased on an ad hoc basis at the spot rate to fund expenditures.  If there are surplus foreign funds, foreign currencies will be converted to Canadian dollars.

The Company has not been involved in any bankruptcy, receivership or similar proceedings within the three most recent completed financial years.

Reorganizations

As described in the “Corporate Structure” section above, the Company acquired two Israeli Companies on July 1, 2008.  On September 30, 2013, Neovasc Inc. transferred the intangible assets including patents, trademarks and other know-how for the Tiara device to its 100% wholly-owned subsidiary NTI.

The Company and its subsidiaries now operate as follows: Neovasc Inc. is the Canadian public company and 100% owner of each of the subsidiary entities.  NMI is the operating company for the group. It holds all the tangible assets and the Peripatch tissue technology and employs all the employees of the Company.  NTI holds all the intangible assets related to the Tiara program and NML holds all the intangible assets related to the Reducer program.  NMI charges both NTI and NML for the development services performed by its employees to develop the Tiara and Reducer products respectively.

Employees

The Company has seen rapid growth in its employee numbers.  Most of the additional staff are cleanroom technicians, sewers and engineers hired to meet the growing demand for the Company’s development and specialized manufacturing services.  At the end of each of the last four years and as at April 16, 2014 the number of employees was as follows:

Year ended December 31:	Number of Employees:
2010	54
2011	60
2012	77
2013	119
Current	132

Social or Environmental Policies

The Company’s processing of its pericardial tissue involves the use of some controlled and/or hazardous materials.  The use and disposal of these materials is controlled by the Company’s quality control procedures and systems.  Environmental factors are considered when disposing of these materials and the Company takes steps to ensure it is in compliance with the appropriate regulations surrounding disposal of these materials.

RISK FACTORS

This document contains forward-looking statements regarding the Company, business, prospects and results of operations that involve risks and uncertainties.  Neovasc’s actual results could differ materially from the results that may be anticipated by such forward-looking statements and discussed elsewhere in this Annual Information Form.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Annual Information Form.  If any of the following risks occur, the Company’s business, financial condition or operating results could be harmed.  In that case, the trading price of Neovasc common shares could decline.

Investment in the common shares of the Company is speculative and involves a high degree of risk, is subject to the following specific risks among others, and should be undertaken only by purchasers whose financial resources are sufficient to enable them to assume such risks.  The common shares of the Company should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Prospective purchasers should review these risks as well as other matters disclosed elsewhere in this Annual Information Form with their professional advisors.

We have significant additional future capital needs and there are uncertainties as to our ability to raise additional funding.

We require significant additional capital resources to expand our business, in particular the further development of our medical devices. Technical innovations often require substantial time and investment before we can determine commercial viability. Advancing our products, market expansion of our currently marketed products or acquisition and development of any new products or medical devices will require considerable resources and additional access to capital markets. In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if:

•                  we experience more competition for our medical devices from other medical device companies or in more markets than anticipated;

•                  we experience delays or unexpected increases in costs in connection with obtaining regulatory approvals for our products in the various markets where we hope to sell our products;

•                  we experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, or other lawsuits, brought by either us or our competition;

•                  we experience scientific progress sooner than expected in our discovery, research and development projects, if we expand the magnitude and scope of these activities, or if we modify our focus as a result of our discoveries;

•                  we experience setbacks in our progress with pre-clinical studies and clinical trials are delayed;

•                  we are required to perform additional pre-clinical studies and clinical trials; or

•                  we elect to develop, acquire or license new technologies, products or businesses.

We could potentially seek additional funding through corporate collaborations and licensing arrangements, through public or private equity or debt financing, or through other transactions. However, if sales are slow to increase or if capital market conditions in general, or with respect medical device companies such as ours, are unfavourable, our ability to obtain significant additional funding on acceptable terms, if at all, will be negatively affected. Additional financing that we may pursue may involve the sale of our common shares or financial instruments that are exchangeable for, or convertible into, our common shares which could result in significant dilution to our shareholders.

If sufficient capital is not available, we may be required to delay our business expansion or our research and development projects, either of which could have a material adverse effect on our business, financial condition, prospects or results of operations.

We have a history of significant losses and a significant accumulated deficit.

We may incur losses in the future and our losses may increase. We have incurred net losses in each fiscal year since inception. In the year ended December 31, 2013, we had a net loss of $6,750,250 and at December 31, 2013, we had an accumulated deficit of $79,094,003. We have increased our research and development expenses in recent periods and we plan further increases in the future as cash flows allow. The planned increases in research and development expenses may result in larger losses in future periods. As a result, we will need to generate significantly greater revenues than we have to date to achieve and maintain profitability. There can be no assurance that revenues will increase. Our business strategies may not be successful and we may not be profitable in any future period. Our operating results have varied in the past and they may continue to fluctuate in the future. In addition, our operating results may not follow any past trends.

Third parties may claim we are infringing their intellectual property and we could suffer significant litigation or licensing expenses or be prevented from selling products.

We may be involved in substantial litigation regarding patent and other intellectual property rights in the medical device industry. We may be subject to challenges by third parties regarding our intellectual property, including, among others, claims regarding validity, enforceability, scope and effective term. From time to time, we have been and may in the future be forced to defend against claims and legal actions alleging infringement of the intellectual property rights of others, and such intellectual property litigation is typically costly and time-consuming. Adverse determinations in any such litigation could result in significant liabilities to third parties or injunctions, or could require us to seek licenses from third parties and, if such licenses are not available on commercially reasonable terms, prevent us from manufacturing, selling or using certain products, any one of which could have a material adverse effect on us. In addition, some licenses may be non-exclusive, which could provide our competitors access to the same technologies.

Third parties could also obtain patents that may require us to either redesign products or, if possible, negotiate licenses from such third parties. Such licenses may materially increase our expenses. If we are unable to redesign products or obtain a license, we might have to exit a particular product offering.

The success of our business depends in part on our ability to obtain and maintain intellectual property protection for our technology and know-how, and operate without infringing the intellectual property rights of other companies.  It is possible that as a result of future litigation our products currently marketed or under development may be found to infringe or otherwise violate third party intellectual property rights. A former customer has alleged that we have wrongfully used its confidential information in connection with the Tiara technology. While we believe this allegation to be without merit, the ultimate outcome of a litigation depends on numerous factors and our success in the event of any such litigation is not guaranteed. Intellectual property litigation proceedings, if instituted against us, could result in substantial costs, inability to market our products including the Tiara product, loss of our proprietary rights and diversion of our management’s and technical team’s attention and resources.

Our inability to protect our intellectual property could have a material adverse effect on our business.

Our success and competitive position are dependent in part upon our proprietary intellectual property. We rely on a combination of patents and trade secrets to protect our proprietary intellectual property, and we expect to continue to do so. Although we seek to protect our proprietary rights through a variety of means, we cannot guarantee that the protective steps we have taken are adequate to protect these rights. Patents issued to or licensed by us in the past or in the future may be challenged and held invalid. The scope of our patent claims also may vary between countries, as individual countries have distinctive patent laws. In addition, as our patents expire, we may be unsuccessful in extending their protection through patent term extensions. The expiration of, or the failure to maintain or extend our patents, could have a material adverse effect on us.

We also rely on confidentiality agreements with certain employees, consultants and other third parties to protect, in part, trade secrets and other proprietary information. These agreements could be breached and we may not have adequate remedies for such a breach. In addition, others could independently develop substantially equivalent proprietary information or gain access to our trade secrets or proprietary information.

We may spend significant resources to enforce our intellectual property rights and such enforcement could result in litigation. Intellectual property litigation is complex and can be expensive and time-consuming. However, our efforts in this regard may not be successful. We also may not be able to detect infringement. In addition, competitors may design around our technology or develop competing technologies. Patent litigation can result in substantial cost and diversion of effort. Intellectual property protection may also be unavailable or limited in some foreign countries, enabling our competitors to capture increased market position. The invalidation of key intellectual property rights or an unsuccessful outcome in lawsuits filed to protect our intellectual property could have a material adverse effect on our financial condition, results of operations or prospects.

We have substantial competition in the medical device industry and with respect to our products.

The medical device industry is highly competitive and is characterized by extensive research and development and rapid technological change. Many companies, as well as research organizations, currently engage in, or have in the past engaged in, efforts related to the development of medical devices in the same therapeutic areas as we do. Due to the size of the cardiovascular market and the large unmet medical need for products that treat cardiovascular illnesses, a number of the world’s largest medical device companies are developing, or could potentially develop, products that could compete with ours.

Many of the companies developing competing technologies and products may have significantly greater financial resources and expertise in discovery, research and development, manufacturing, pre-clinical studies and clinical testing, obtaining regulatory approvals and marketing than we do. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to ours. There is a risk that one or more of our competitors may develop more effective or more affordable products than us and that such competitors will commercialize products that will render our medical devices obsolete. We face competition with respect to product efficacy and safety, ease of use and adaptability to various modes of administration, acceptance by physicians, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent positions of others. In addition, these companies and institutions also compete with us in recruiting and retaining qualified personnel.  If we fail to develop new products or enhance our existing products in the face of such strong competition, such competition could have a material adverse effect on our business, financial condition or results of operations.

We are subject to the risks associated with product liability claims, insurance and recalls.

Prior to patient use, our products undergo extensive clinical testing and are approved by the applicable regulatory authorities. However, despite all reasonable efforts to ensure safety, it is possible that we or our partners may sell products which are defectively manufactured or labeled, contain defective components or are misused. Our products may also fail to meet patient expectations or produce harmful side effects. Such unexpected quality, safety or efficacy issues may be caused by a number of factors, including manufacturing defects, failure to adhere to good clinical practices, failure to adhere to good manufacturing practices, non-compliance with clinical protocols or the presence of other harmful conditions in a clinical trial inadequacies of product-related information conveyed to physicians or patients, or other factors or circumstances unique to the patient.  Whether or not scientifically justified, such unexpected safety or efficacy concerns can arise and may lead to product recalls, loss of or delays in market acceptance, market withdrawals, or declining sales, as well as product liability, consumer fraud and/or other claims. Additionally, we may be exposed to product liability claims from patients in clinical trials. Such liability might result from claims made directly by consumers or by medical device companies or others selling such products. It is impossible to predict the scope of injury or liability from such defects or unexpected reactions, or the impact on the market for such products of any allegations of these claims, even if unsupported, or the measure of damages which might be imposed as a result of any claims or the cost of defending such claims. Substantial damage awards and/or settlements have been handed down — notably in the United States and other common law jurisdictions — against medical device companies based on claims for injuries allegedly caused by the use of their products. Although our shareholders would not have personal liability for such damages, the expenses of litigation or settlements, or both, in connection with any such injuries or alleged injuries and the amount of any award imposed on us in excess of existing insurance coverage, if any, may have a material adverse impact on us and on the price of our common shares. In addition, we may not be able to avoid significant product liability exposure even if we take appropriate precautions, including maintaining product liability coverage (subject to deductibles and maximum payouts). Any liability that we may have as a result could have a material adverse effect on our business, financial condition and results of operations, to the extent insurance coverage for such liability is not available. Product liability claims in the future, regardless of their ultimate outcome, could have a material adverse effect on our reputation and on our ability to attract and retain customers for our products.

If we are not able to convince public payors and hospitals to include our products on their approved product lists, our revenues may not meet expectations and our business, results of operations and financial condition may be adversely affected.

The direct cost of implanting or using our medical devices is seldom paid by individual patients. Successful commercialization of such devices will depend largely upon the availability of reimbursement for the surgery and medical costs associated with the product from third-party payors. We expect that our products will be purchased by health-care providers, clinics, and hospitals that will subsequently bill various third-party payors such as government programs and private insurance plans. These expectant payors carefully review and increasingly challenge the prices charged for medical devices and services. Provincial government sponsored health programs in Canada and similar programs in the United States reimburse hospitals a pre-determined fixed amount for the costs associated with a particular procedure based on the patient’s discharge diagnosis and similarly reimburse the surgeon or physician based on the procedure performed, without taking into consideration the actual costs incurred by either party or the actual cost of the device. New products are being scrutinized increasingly with respect to whether or not they will be covered by the various health plans and at what level of reimbursement.  Third-party payors may determine that our products are unnecessary, not cost-effective, too experimental, or are primarily intended for non-approved indications.

Our business may be materially adversely affected by new legislation, new regulatory requirements, and the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means, including the United States healthcare reform act signed in 2010.

The government and regulatory authorities in Canada, the United States, Europe and other markets in which we sell our products may propose and adopt new legislation and regulatory requirements relating to medical product approval criteria and manufacturing requirements. Such legislation or regulatory requirements, or the failure to comply with such, could adversely impact our operations and could have a material adverse effect on our business, financial condition and results of operations.

The growth of overall healthcare costs as a percentage of gross domestic product in many countries means that governments and payors are under intense pressure to control healthcare spending even more tightly. These pressures are particularly strong given the ongoing effects of the recent global economic and financial crisis, including the continuing debt crisis in certain countries in Europe, and the risk of a similar crisis in the United States. As a result, our businesses and the healthcare industry in general are operating in an ever more challenging environment with very significant pricing pressures.  In recent years, national, federal, provincial, state, and local officials and legislators have proposed, or are reportedly considering proposing, a variety of price based reforms to the healthcare systems in the European Union, the United States and other countries. Some proposals include measures that would limit or eliminate payments for certain medical procedures and treatments or subject pricing to government control. Furthermore, in certain foreign markets, the pricing or profitability of healthcare products is subject to government controls and other measures that have been prepared by legislators and government officials. While we cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the adoption of any such proposals or reforms could adversely affect the commercial viability of our existing and potential products.

In March 2010, U.S. President Obama signed into law the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010. Certain provisions of the law will not be effective for a number of years and there are many programs and requirements for which the details have not yet been fully established or consequences not fully understood, and it is unclear what the full impacts will be from the law. The legislation imposes new taxes on medical device makers in the form of a 2.3% excise tax on all U.S. medical device sales. Under the legislation, the total cost to the medical device industry is expected to be approximately U.S.$20 billion over 10 years. The new tax could materially and adversely affect our business, cash flows and results of operations. The law also focuses on a number of Medicare provisions aimed at improving quality and decreasing costs. It is uncertain at this point what negative unintended consequences these provisions will have on patient access to new technologies. The Medicare provisions include value-based payment programs, increased funding of comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the law includes a reduction in the annual rate of inflation for Medicare payments to hospitals that began in 2011 and the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending beginning in 2014. We cannot predict what health care programs and regulations will be ultimately implemented at the federal or state level, or the effect of any future legislation or regulation. However, any changes that lower reimbursement for our products or reduce medical procedure volumes could adversely affect our business and results of operations.

Our products are continually the subject of clinical trials conducted by us, our competitors, or other third parties, the results of which may be unfavorable, or perceived as unfavorable, and could have a material adverse effect on our business, financial condition, and results of operations.

The regulatory approval process for new products and new indications for existing products requires extensive clinical trials and procedures, including early clinical experiences and regulatory studies.

Unfavorable or inconsistent clinical data from current or future clinical trials or procedures conducted by us, our competitors, or third parties, or perceptions regarding this clinical data, could adversely affect our ability to obtain necessary approvals and the market’s view of our future prospects. Such clinical trials and procedures are inherently uncertain and there can be no assurance that these trials or procedures will be completed in a timely or cost-effective manner or result in a commercially viable product. Failure to successfully complete these trials or procedures in a timely and cost-effective manner could have a material adverse effect on our prospects. Clinical trials or procedures may experience significant setbacks even after earlier trials have shown promising results. Further, preliminary results from clinical trials or procedures may be contradicted by subsequent clinical analysis. In addition, results from our clinical trials or procedures may not be supported by actual long-term studies or clinical experience. If preliminary clinical results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, our business could be adversely affected. Clinical trials or procedures may be suspended or terminated by us or regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks.

A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be delayed, repeated or terminated. In addition, failure to construct appropriate clinical trial protocols could result in the test or control group experiencing a disproportionate number of adverse events and could cause a clinical trial to be repeated or terminated.

Use of our products in unapproved circumstances could expose us to liabilities.

The marketing approval from the FDA and other regulators of certain of our products are, or are expected to be, limited to specific indications. We are prohibited by law from marketing or promoting any unapproved use of our products. Physicians, however, in most jurisdictions, can use these products in ways or circumstances other than those strictly within the scope of the regulatory approval. Although the product training we provide to physicians and other health care professionals is limited to approved uses or for clinical trials, no assurance can be given that claims might not be asserted against us if our products are used in ways or for procedures that are not approved.

Our industry is the subject of numerous governmental investigations into marketing and other business practices. These investigations could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations.

Our industry is the subject of numerous governmental investigations into marketing and other business practices. This has included increased regulation, enforcement, inspections, and governmental investigations of the medical device industry and disclosure of financial relationships with health care professionals. These investigations could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations. We anticipate that the government will continue to scrutinize our industry closely, and that additional regulation by governmental authorities, both foreign and domestic, may increase compliance costs, exposure to litigation and other adverse effects to our operations.

Our products are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays, or prevent the receipt of the required approvals to commercialize products.

The pre-clinical and clinical trials of any products developed by us and the manufacturing, labeling, sale, distribution, export or import, marketing, advertising and promotion of any of those products are subject to rigorous regulation by federal, provincial, state and local governmental authorities. Our medical devices are principally regulated in the United States by the FDA, in Canada by the Health Canada (particularly, the Therapeutic Products Directorate), in the European Union by the European Medicines Agency (“EMA”), and by other similar regulatory authorities in other jurisdictions. Government regulation substantially increases the cost and risk of researching, developing, manufacturing and selling products. Following several widely publicized issues in recent years, the FDA and similar regulatory authorities in other jurisdictions have become increasingly focused on product safety. This development has led to requests for more clinical trial data, for the inclusion of a significantly higher number of patients in clinical trials and for more detailed analysis of trial results. Consequently, the process of obtaining regulatory approvals, particularly from the FDA, has become more costly, time consuming and challenging than in the past. Any product developed by us or our future collaborative partners, if any, must receive all relevant regulatory approvals or clearances from the applicable regulatory authorities before it may be marketed and sold in a particular country.

Any of our products that receive regulatory approval could be subject to extensive post-market regulation that can affect sales, marketing and profitability.

With respect to any products for which we obtain regulatory approval, we will be subject to post-marketing regulatory obligations, including the requirements by the FDA, EMA and similar agencies in other jurisdictions to maintain records regarding product safety and to report to regulatory authorities serious or unexpected adverse events. The occurrence of unanticipated serious adverse events or other safety problems could cause the governing agencies to impose significant restrictions on the indicated uses for which the product may be marketed, impose other restrictions on the distribution or sale of the product or require potentially costly post-approval studies. In addition, post-market discovery of previously unknown safety problems or increased severity or significance of a pre-existing safety signal could result in withdrawal of the product from the market and product recalls. Compliance with extensive post-marketing record keeping and reporting requirements requires a significant commitment of time and funds, which may limit our ability to successfully commercialize approved products.

Our industry is subject to health and safety risks.

We produce products for human implantation and use. While we take substantial precautions such as laboratory and clinical testing, clinical studies, quality control and assurance testing and controlled production methods, the associated health and safety risks cannot be eliminated. Our products may be found to be, or to contain substances that are harmful to the health of our patients and customers and which, in extreme cases, may cause serious health conditions or death. This sort of finding may expose us to substantial risk of litigation and liability.

Further, we could be forced to discontinue production of certain products, which would harm our profitability. Neovasc maintains product liability insurance coverage; however, there is no guarantee that our current coverage will be sufficient or that we can secure insurance coverage in the future at commercially viable rates or with the appropriate limits.

Consolidation in the health care industry could have an adverse effect on our revenues and results of operations.

Many health care industry companies, including health care systems, are consolidating to create new companies with greater market power.  Organizations such as GPOs, independent delivery networks, and large single accounts such as the United States Veterans Administration, continue to consolidate purchasing decisions for many of our health care provider customers. As a result, transactions with customers are larger, more complex, and tend to involve more long-term contracts. The purchasing power of these larger customers has increased, and may continue to increase, causing downward pressure on product pricing. If we are not one of the providers selected by one of these organizations, we may be precluded from making sales to its members or participants. Even if we are one of the selected providers, we may be at a disadvantage relative to other selected providers that are able to offer volume discounts based on purchases of a broader range of medical equipment and supplies. Further, we may be required to commit to pricing that has a material adverse effect on our revenues and profit margins, business, financial condition and results of operations. We expect that market demand, governmental regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide health care industry, resulting in further business consolidations and alliances, which may exert further downward pressure on the prices of our products and could adversely impact our business, financial condition, and results of operations.

Our approved products may not achieve or maintain expected levels of market acceptance, which could have a material adverse effect on our business, financial condition and results of operations and could cause the market value of our securities to decline.

Even if we are able to obtain regulatory approvals for our products, the success of those products is dependent upon achieving and maintaining market acceptance. New medical devices that appear promising in development may fail to reach the market or may have only limited or no commercial success. Levels of market acceptance for our products could be impacted by several factors, many of which are not within our control, including but not limited to:

•                       safety, efficacy, convenience and cost-effectiveness of our products compared to products of our competitors;

•                       scope of approved uses and marketing approval;

•                       timing of market approvals and market entry;

•                       difficulty in, or excessive costs to, manufacture;

•                       infringement or alleged infringement of the patents or intellectual property rights of others;

•                       availability of alternative products from our competitors;

•                       acceptance of the price of our products; and

•                       ability to market our products effectively at the retail level.

In addition, the success of any new product will depend on our ability to either successfully build our in-house sales capabilities or to secure new, or to realize the benefits of existing arrangements with third-party marketing or distribution partners. Seeking out, evaluating and negotiating marketing or distribution agreements may involve the commitment of substantial time and effort and may not ultimately result in an agreement. In addition, the third-party marketing or distribution partners may not be as successful in promoting our products as we had anticipated. If we are unable to commercialize new products successfully, whether through a failure to achieve market acceptance, a failure to build our own in-house sales capabilities, a failure to secure new marketing partners or to realize the benefits of our arrangements with existing marketing partners, there may be a material adverse effect on our business, financial condition and results of operations and it could cause the market value of our securities to decline.

In addition, by the time any products are ready to be commercialized, the proposed market for these products may have changed. Our estimates of the number of patients who have received or might have been candidates to use a specific product may not accurately reflect the true market or market prices for such products or the extent to which such products, if successfully developed, will actually be used by patients. Our failure to successfully introduce and market our products that are under development would have a material adverse effect on our business, financial condition, and results of operations.

The manufacture of our products is highly regulated and complex and we may experience supply interruptions that could harm our ability to manufacture products.

We use a broad range of raw and organic materials and other items in the design and manufacture of our products. Our products are manufactured from treated natural animal tissue and man-made materials. Our non-implantable products are manufactured from man-made raw materials including resins, chemicals, electronics and metals. We purchase certain of the materials and components used in the manufacture of our products from external suppliers, and we purchase certain supplies from single sources for reasons of quality assurance, cost-effectiveness, availability or constraints resulting from regulatory requirements. General economic conditions could adversely affect the financial viability of our suppliers, resulting in their inability to provide materials and components used in the manufacture of our products. While we work closely with suppliers to monitor their financial viability and to assure continuity of supply and maintain high quality and reliability, these efforts may not be successful. In addition, due to the rigorous regulations and requirements of regulatory authorities regarding the manufacture of our products (including the need for approval of any change in supply arrangements), we may have difficulty establishing additional or replacement sources on a timely basis or at all if the need arises. Although alternative supplier options are considered and identified, we typically do not pursue regulatory qualification of alternative sources due to the strength of our existing supplier relationships and the time and expense associated with the regulatory validation process. A change in suppliers could require significant effort or investment in circumstances where the items supplied are integral to product performance or incorporate unique technology, and the loss of any existing supply contract could have a material adverse effect on us.

In particular, the Tiara valve is made up of two major components: the leaflets and skirt, which are made from the Peripatch and the nitinol frame, which is manufactured by a well-established specialty manufacturer in the medical device industry. However, if this supplier were unable to provide the nitinol frame in the future, it would seriously impact the further development of the Tiara device.

Regulatory agencies from time to time have limited or banned the use of certain materials used in the manufacture of medical device products. In these circumstances, transition periods typically provide time to arrange for alternative materials.

We are dependent on limited products for substantially all of our current revenues. If the volume or price of these products decline or the costs of related manufacturing, distribution or marketing increase, it could have a material adverse effect on our business, financial condition and results of operations and could cause the market value of our securities to decline.

Sales of a limited number of our products represent substantially all of our current revenues. If the volume or pricing of our existing significant products decline in the future, or our cost to manufacture, distribute our existing significant products increase in the future, our market our business, financial condition and results of operations could be materially adversely affected and this could cause the market value of our securities to decline.  In addition, if these products were to become subject to any other issues, such as material adverse changes in prescription growth rates, unexpected side effects, regulatory proceedings, material product liability litigation, publicity affecting doctor or patient confidence or pressure from competitive products, the adverse impact on our business, financial condition, results of operations and the market value of our securities could be significant.

We are dependent upon our key personnel to achieve our business objectives.

As a technology-driven company, intellectual input from key management and personnel is critical to achieve our business objectives. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. The loss of the services of key individuals might significantly delay or prevent achievement of our business objectives. In addition, because of a relative scarcity of individuals with the high degree of education and scientific achievement required for our business, competition among medical device companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all. In addition, other than our lead engineer on Tiara, we do not maintain “key person” life insurance on any of our officers, employees, or consultants, and so any delay in replacing such persons, or an inability to replace them with persons of similar expertise, would have a material adverse effect on our business, financial condition and results of operations.

We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategies.

These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, even though our collaborators are required to sign confidentiality agreements prior to working with us, they may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to us.

Incentive provisions for our key executives include the granting of stock options that vest over time, designed to encourage such individuals to stay with us. However, a low share price, whether as a result of disappointing progress in our sales or development programs or as a result of market conditions generally, could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package.  If we are unable to attract and retain key personnel our business, financial conditions and results of operations may be adversely affected.

The continuing development of many of our products depends upon us maintaining strong relationships with physicians.

If we fail to maintain our working relationships with physicians, many of our products may not be developed and marketed in line with the needs and expectations of the professionals who use and support our products, which could cause a decline in our earnings and profitability. The research, development, marketing, and sales of our new and improved products is dependent upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing, and sale of our products. Physicians assist us as researchers, marketing and product consultants, inventors, and public speakers. If we are unable to maintain our strong relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our consolidated earnings, financial condition, and/or cash flows.

We may face exposure to adverse movements in foreign currency exchange rates.

Our business has expanded internationally and as a result, a significant portion of our revenues, expenses, current assets and current liabilities are preliminary denominated in Euros, United States dollars and other foreign currencies but our financial statements are expressed in Canadian dollars. A decrease in the value of such foreign currencies relative to the Canadian dollar could result in losses in revenues from currency exchange rate fluctuations. To date, we have not hedged against risks associated with foreign exchange rate exposure.

If we were to lose our foreign private issuer status under U.S. federal securities laws, we would likely incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act, we are exempt from certain of the provisions of the U.S. federal securities laws. For example, the U.S. proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. However, if we were to lose our status as a foreign private issuer, these regulations would immediately apply and we would also be required to commence reporting on forms required of U.S. companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require our management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the more restrictive Regulation S requirements that apply to U.S. companies, and we would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit our ability to access the capital markets in the future.

Failure to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), as well as the anti-bribery laws of the nations in which we conduct business (such as the UK’s Bribery Act or the Corruption of Foreign Public Officials Act of Canada (“CFPOA”)), could subject us to penalties and other adverse consequences.

Our business is subject to the FCPA which generally prohibits companies and company employees from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. The FCPA also requires companies to maintain accurate books and records and internal controls, including at foreign-controlled subsidiaries. In addition, we are subject to other anti-bribery laws of the nations in which we conduct business that apply similar prohibitions as the FCPA (e.g., the UK’s Bribery Act, the CFPOA and the OECD Anti-Bribery Convention). Our employees or other agents may, without our knowledge and despite our efforts, engage in prohibited conduct under our policies and procedures and the FCPA or other anti-bribery laws that we may be subject to for which we may be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Legislative actions, potential new accounting pronouncements, and higher insurance costs are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. All of these uncertainties are leading generally toward increasing insurance costs, which may adversely affect our business, results of operations and our ability to purchase any such insurance, at acceptable rates or at all, in the future.

We may or may not successfully identify and complete corporate transactions on favorable terms or achieve anticipated synergies relating to any acquisitions or alliances, and such acquisitions could result in unforeseen operating difficulties and expenditures, require significant management resources and require significant charges.

As a part of our growth strategy, we regularly explore potential acquisitions of complementary businesses, technologies, services or products as well as potential strategic alliances or divestitures of assets or a sale of the Company. We may be unable to find suitable acquisition candidates or appropriate partners with which to form alliances. Even if we identify appropriate acquisition or alliance candidates, we may be unable to complete the acquisitions or alliances on favorable terms, if at all. Acquisition activities can be thwarted by overtures from competitors for the targeted candidates, government regulation and replacement product developments in our industry. In addition, the process of integrating an acquired business, technology, service or product into our existing operations could result in unforeseen difficulties and expenditures. Integration of an acquired company often requires significant expenditures as well as significant management resources that otherwise would be available for ongoing development of our other businesses. Moreover, we may not realize the anticipated financial or other benefits of an acquisition or alliance.

We may be required to take charges or write-downs in connection with acquisitions. In particular, acquisitions of businesses engaged in the development of new products may give rise to in-process research and development assets. To the extent that the value of these assets declines, we may be required to write down the value of the assets. Also, in connection with certain asset acquisitions, we may be required to take an immediate charge related to acquired in-process research and development. Either of these situations could result in substantial charges, which could adversely affect our results of operations.

Future acquisitions could also involve the issuance of equity securities, the incurrence of debt, contingent liabilities or amortization of expenses related to other intangible assets, any of which could adversely impact our financial condition or results of operations. In addition, equity or debt financing required for such acquisitions may not be available.

Any corporate transaction will be accompanied by certain risks including but not limited to:

•                  exposure to unknown liabilities of acquired companies and the unknown issues with any associated technologies or research;

•                  higher than anticipated acquisition costs and expenses;

•                  exposure to other companies’ shares that shareholders could receive as consideration for our shares in a corporate transaction;

•                  the difficulty and expense of integrating operations, systems, and personnel of acquired companies;

•                  disruption of our ongoing business;

•                  inability to retain key customers, distributors, vendors and other business partners of the acquired company; and

•                  diversion of management’s time and attention.

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business, financial condition or results of operations.

We may face risks associated with our manufacturing operations.

Manufacturing operations are subject to numerous unanticipated technological problems and delays. Our manufacturing processes, products and their various components are, and will be, subject to regulations specified by the various regulatory bodies such as Health Canada and the FDA. There can be no assurance that we will be able to comply with all stated manufacturing regulations. Failure or delay by the Company to comply with such regulations or to satisfy regulatory inspections could have an adverse effect on the Company’s business and operations.

Additionally, two critical components of the Reducer are not readily available. The balloon portion of the delivery system is technically challenging to manufacture and the Reducer stent, while a basic technology, must be manufactured in Israel due to restrictions on the transfer of intellectual property and manufacturing out of Israel stemming from certain research grants received by NML prior to the acquisition in July 2008.

Use of our products may increase the risk of animal disease.

Our critical raw material used in most of our customers’ devices is animal derived pericardial tissue. As this raw material is derived from an animal, it is subject to many inconsistencies and potential risks. The most notable risk is the disease Bovine Spongiform Encephalopathy (“BSE”), also known as mad cow disease which can arise from bovine tissue. Although the tissue originates from the United States where strict controls are in place to prevent diseased animals from being processed, it cannot be assured that the livestock in the United States will remain free from BSE.  There is also no assurance that our supplier will regularly deliver tissue with the specifications required to manufacture its products.

Conflicts of interest may arise among the Company’s officers and directors as a result of their involvement with other issuers.

Certain of our directors and officers serve as directors, officers, promoters and members of management of other companies and, therefore, it is possible that a conflict may arise between their duties as a director or officer, and their duties as a director or officer of such other companies. There can be no assurance that in the carrying out of their duties with respect to us, these persons will not find themselves in situations which could give rise to conflicts of interest. There can be no assurance that if conflicts do arise, they will be resolved in a manner favourable to us. There can be no assurance that future transactions or arrangements between the companies and any of such entities will be advantageous to us.

Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to our shareholders.

Some of the provisions in our articles of incorporation and by-laws could delay or prevent a third party from acquiring us or replacing members of our board of directors, even if the acquisition or the replacements would be beneficial to our shareholders. Such provisions include the following:

•                       shareholders cannot amend our articles of incorporation unless at least two-thirds of the shares entitled to vote approve the amendment; and

•                       our board of directors can, without shareholder approval, issue preferred shares having any terms, conditions, rights and preferences that the board determines.

These provisions could also reduce the price that certain investors might be willing to pay for our securities and result in the market price for our securities, including the market price for our common shares, being lower than it would be without these provisions.

A period of significant growth can place a strain on management systems.

If we experience a period of significant growth in the number of personnel, this could place a strain upon its management systems and resources. Our future will depend in part on the ability of its officers and other key employees to implement and improve its financial and management controls, reporting systems and procedures on a timely basis and to expand, train and manage its employee workforce. There can be no assurance that we will be able to effectively manage such growth. Our failure to do so could have a material adverse effect upon our business, prospects, results of operation and financial condition.

Significant shareholders of the Company could influence our business operations and sales of our shares by such significant shareholders could influence our share price.

Frost Gamma Investments Trust (the “Frost Group”) is a significant shareholder of the Company holding approximately 31% of our common shares. The exercise of voting rights associated with shares held by the Frost Group at meetings of shareholders may have significant influences on our business operations. Also, the Frost Group owns shares for the purpose of investment, and therefore, if the Frost Group sells those shares in the market in the future, it could have significant influences on our share price, depending on the market environment at the time of such sale.

DIVIDEND POLICY

Neovasc has not declared or paid any dividends on the outstanding common shares since its inception and does not anticipate that it will do so in the foreseeable future.  The declaration of dividends on Neovasc’s common shares is within the discretion of the Board of Directors and will depend on the assessment of, among other factors, earnings, capital requirements and the Company’s operating and financial condition.  At the present time, anticipated capital requirements are such that the Company intends to follow a policy of retaining earnings in order to finance the further development of the business.

DESCRIPTION OF CAPITAL STRUCTURE AND MARKET FOR SECURITIES

The Company is authorized to issue an unlimited number of common shares without par value of which 52,579,302 were issued and outstanding as of April 16, 2014.  The common shares all have equal voting rights and are entitled to receive notice of any shareholders meeting at which they have the right to vote. Subject to the rights of any other class of shares, upon any liquidation, dissolution, winding-up or other distribution of the Company’s assets, the holders of common shares are entitled to participate equally.

The Company is also authorized to issue an unlimited number of preferred shares, which do not have voting rights and are not entitled to receive notice of any shareholders meetings. Upon liquidation, dissolution, winding-up or other distribution of the Company’s assets, the holders of preferred shares are entitled to participate in priority to the holders of common shares. The preferred shares may be issued in series and the Company’s board of directors may attach special rights, privileges, restrictions or conditions to any preferred shares. There were no preferred shares issued and outstanding as of April 16, 2014.

Neovasc’s common shares are traded on the TSX Venture Exchange under the symbol “NVC”. The following table sets forth the high, low and ending sales prices, in Canadian dollars, of Neovasc common shares on the TSX Venture Exchange for each of the months of the last completed financial year ended December 31, 2013. The Company has submitted applications for listing of its common shares on the TSX and the Nasdaq Capital Market. Listing on each exchange is subject to the Company satisfying the conditions set forth by the TSX and the Nasdaq, respectively. There can be no assurance that the Company will satisfy these conditions.

2013	Max	Min	End	Total Volume
Jan	$2.20	$1.60	$2.20	107,745
Feb	$3.99	$2.35	$2.45	104,188
Mar	$2.67	$2.35	$2.60	147,073
Apr	$2.60	$2.35	$2.50	30,512
May	$2.60	$2.35	$2.53	127,598
Jun	$3.00	$2.35	$2.95	444,598
Jul	$2.85	$2.39	$2.63	140,156
Aug	$3.00	$2.55	$2.75	122,119
Sep	$2.75	$2.17	$2.35	101,710
Oct	$3.68	$2.30	$3.34	296,838
Nov	$4.55	$3.09	$4.29	757,241
Dec	$4.25	$3.07	$4.10	281,011

PRIOR SALES

The following table sets forth information in respect of our common shares that we issued upon the exercise of options granted under our incentive stock option plan during the 2013 financial year.

Exercise Date	Number of Shares	Exercise Price
January 4, 2013	30,940	C$	0.65
March 7, 2013	1,550	C$	0.91
March 21, 2013	2,200	C$	1.03
July 26, 2013	2,300	C$	0.96
August 15, 2013	5,800	C$	0.91
October 25, 2013	10,000	C$	1.15
Total	52,790

The following table sets forth information in respect of options to acquire our common shares that we granted under our incentive stock option plan during the 2013 financial year.

Grant Date	Number of Options		Grant Price
February 27, 2013	855,250	C$	2.49
June 14, 2013	45,000	C$	2.70
October 4, 2013	153,756	C$	2.50
November 8, 2013	20,000	C$	4.25
November 11, 2013	10,000	C$	4.25
Total	1,084,006

The following table sets forth information in respect of our common shares that we issued, other than on exercise of stock options as set out above, during the 2013 financial year.

Issuance Date	Number of Shares		Issue Price
February 20, 2013	15,000	C$	1.25
March 14, 2013	2,500	C$	1.25
March 21, 2013	25,000	C$	1.25
April 23, 2013	1,835,000	C$	1.25
May 6, 2013	20,000	C$	1.25
May 14, 2013	15,000	C$	1.25
June 6, 2013	10,000	C$	1.25
June 17, 2013	20,000	C$	1.25
June 20, 2013	15,000	C$	1.25
July 3, 2013	23,750	C$	1.25
July 12, 2013	12,500	C$	1.25
July 18, 2013	89,200	C$	1.25
July 23, 2013	28,300	C$	1.25
August 9, 2013	135,000	C$	1.25
August 14, 2013	89,000	C$	1.25
Total	2,335,250

No other common shares, preferred shares, debt securities or warrants, or securities exchangeable or convertible into common shares, preferred shares, debt securities or warrants have been issued during the 2013 financial year.

ESCROW SECURITIES

The Company does not have any escrowed securities or securities subject to contractual restrictions on transfer.

DIRECTORS AND OFFICERS

All directors hold office until the next annual general meeting of the Company’s shareholders or until they resign or are removed from office in accordance with the Company’s articles and the Canada Business Corporations Act.

Each director has formally consented to serve as a director with Neovasc.

Neovasc’s current directors and officers, their business background and principal occupations during the five preceding years and the periods during which each has served in their positions as directors or officers are as follows:

Paul Geyer — Chairman of the Board and Director

Mr. Geyer is Chairman of the Neovasc board of directors.  On July 1, 2008, he resigned as President and Chief Executive Officer of the Company. Mr. Geyer has served on the Company’s board since November 2, 2000 and is a resident of British Columbia, Canada. In addition, Mr. Geyer is a member of the Company’s audit committee.

Since June 2009, Mr. Geyer has been Chief Executive Officer of LightIntegra Technology Inc., a private medical device company focused on the development of the ThromboLux technology, used as a point of care device to determine platelet quality for blood transfusions.

Mr. Geyer is an active angel investor and supporter of local technology and life sciences firms.  He is on the board of directors of the LifeSciences British Columbia industry association, and is a director for several private companies.  He served previously on the board of directors for the Medical Device Development Center and MEDEC, the association representing medical device companies across Canada.  Since 2003, Mr. Geyer has actively participated as a member of the board of governors at Science World British Columbia, where he took on the role of chairman from May 2007 to 2010.  Mr. Geyer was instrumental in the establishment of Science World’s new life sciences gallery, “Body Works”.  In April 2011, Mr. Geyer was awarded the BC LifeSciences Leadership Award.

Mr. Geyer graduated with a B.A.Sc. in electrical engineering from the University of British Columbia and has taken post graduate programs in finance and biomedical engineering.  Mr. Geyer has completed a Certified Director program at the Anderson Graduate School of Management at the University of California, Los Angeles.

Alexei Marko — Chief Executive Officer and a Director

Alexei Marko’s 18 years of experience in the medical device field spans product development, sales and marketing and executive management.  Mr. Marko has held management positions with Neovasc’s predecessor companies since 1999 and assumed the role of CEO in 2008 in conjunction with the company’s expansion and restructuring. Mr. Marko was appointed to the Company’s board of directors on June 12, 2003 and is a resident of British Columbia, Canada.

In October 2007, Mr. Marko was appointed President and Chief Operating Officer of Medical Ventures Corp. (“MEV”), a predecessor company.  Previously, Mr. Marko was the Vice President and Chief Operating Officer and Vice President, Development and Engineering of MEV.

Mr. Marko is a listed inventor on a number of issued or pending patents related to medical technologies. He is also a registered professional engineer, and sits on the board of directors for the Medical Device Development Centre in Vancouver.  In 2005, he was named one of Business in Vancouver’s “Top Forty Under 40” in recognition of his achievements.

Mr. Marko completed both his B.A.Sc. (Hons) at Queen’s University and an M.A.Sc. in electrical engineering at the University of British Columbia, specializing in medical device development.  He is a registered professional engineer (P.Eng.)

Douglas Janzen - Director

Mr. Janzen has been involved in the life sciences industry for the past 19 years. He is currently the CEO of Northview Ventures, an entity which invests in, and provides strategic advisory services to, a number of technology companies predominately in the life sciences industry.  Mr. Janzen was originally elected to the Company’s Board of Directors on June 2, 2005 and is a resident of British Columbia, Canada. In addition, Mr. Janzen is a member of the Company’s Audit and Compensation Committees.

Previously, he was President and CEO of Cardiome Pharma Corp. (“Cardiome”), a Nasdaq-listed drug development company that completed an $800 million licensing deal with subsidiaries of Merck & Co. and saw its lead product approved in Europe in 2010. Prior to his involvement with Cardiome, Mr. Janzen was an investment banker with Cormark Securities Inc., a Toronto-based investment bank, acting as Managing Director of Life Sciences. Mr. Janzen is the past Chairman of Life Sciences British Columbia, has served as a director of Biotech Canada, and sits as a director on a number of public and private boards. Mr. Janzen is a past winner of Vancouver’s “Top 40 under 40” award.

Steven Rubin - Director

Mr. Rubin has served as Executive Vice President - Administration since May 2007 and as a director of OPKO Health, Inc. (“OKPO”) since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin currently serves on the Board of Directors of Tiger Media, Inc., (NYSE MKT:IDI), a multi-platform billboard and advertising company in China, Kidville, Inc. (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to 5 year olds, Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, Tiger X Medical, Inc. (OTCBB:CDOM), previously an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Castle Brands, Inc. (NYSE MKT:ROX), a developer and marketer of premium brand spirits. Mr. Rubin previously served on the Board of Directors of Dreams, Inc., a vertically integrated sports licensing and products company (NYSE MKT: DRJ) and as a director of Safestitch Medical, Inc., a medical device Company (OTCQB:SFES), prior to its acquisition by TransEnterix, Inc. and PROLOR Biotech, Inc. prior to its merger with OKPO. He is a resident of the state of Florida, U.S.A. Mr. Rubin is also a member of the Company’s Audit and Governance and Nominating Committees.

Dr. Jane H. Hsiao - Director

Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of OPKO since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006. Dr. Hsiao has served as Chairman of the Board of each of TransEnterix, Inc. (OTCQB:TRXC) and Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), both medical device companies, since September 2007 and October 2008, respectively, and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao previously served as a director for Sorrento Therapeutics, Inc. (OTCBB:SRNE), a development stage biopharmaceutical company and PROLOR Biotech, Inc. prior to its merger with OPKO. She is a resident of the state of Florida, U.S.A. Dr. Hsiao is also a member of the Company’s Compensation and Governance and Nominating Committee.

Dr. William O’Neill - Director

Currently, Dr. O’Neill is the Medical Director, Center for Structural Heart Disease, Henry Ford Hospital, Detroit, Michigan. Previously, he was Executive Dean of Clinical Affairs and Chief Medical Officer, University of Miami Health System at the Miller School of Medicine, University of Miami.  Prior to this position, from 1987 to 2006, Dr. O’Neill was the director of the division of Cardiovascular Disease at William Beaumont Hospital, Royal Oak, co-director of the Beaumont Heart Center, Royal Oak, and Corporate Chief of Cardiology, William Beaumont Hospitals, Royal Oak and Troy.  Dr. O’Neill was named Vice Chair Department of Internal Medicine for Research in January 2003.  Prior to joining Beaumont, he was Director of the cardiac catheterization laboratory at the University of Michigan in Ann Arbor and was an Associate Professor of Medicine at the University of Michigan Medical School.  Dr. O’Neill is an international leader in the field of interventional cardiology and in the research of new techniques to diagnose and treat obstructed heart arteries.

Dr. O’Neill was originally elected to the Company’s board of directors on July 1, 2008. He is a resident of the state of Michigan, U.S.A. Dr. O’Neill is also a member of the Company’s Compensation and

Governance and Nominating Committee.

He is certified in interventional cardiology and cardiovascular disease by the American Board of Internal Medicine.  An author of more than 35 book chapters, 230 articles and 330 abstracts, Dr. O’Neill is a graduate of Wayne State University School of Medicine and completed a cardiology fellowship at the University of Michigan Hospital.

Chris Clark — Chief Financial Officer and Corporate Secretary

In April 2007, Mr. Clark was appointed Chief Financial Officer of the Company. Prior to that, Mr. Clark was Director of Finance of Mr. Lube Canada Inc. from 2005 to 2007.  Mr. Clark was Director of Finance, Healthpricer Interactive Inc. (formerly One Person Health Services Inc.) from 2004 to 2005. He is also a resident of British Columbia, Canada.

Mr. Clark has almost 20 years finance and accounting experience in public practice and in public and private companies, most recently focused in the medical device sector.  He received his designation as a Chartered Accountant from the Institute of Chartered Accountants of England and Wales and articled with KPMG before moving to Canada in 1998.  He has an honors degree in Economics from Swansea University and a post graduate diploma from Keble College, Oxford.

Brian McPherson — Chief Operating Officer

In June 2009 Mr. McPherson was appointed Chief Operations Officer of the Company; prior to that Mr. McPherson was Director of Operations from 2008 to 2009.  Mr. McPherson was Operations Manager for Pyng Medical from 2003 to 2006, where he also served on the board of directors.  Prior to its acquisition by Medtronic, he was a Senior Operations Manager and served on the board of directors of Arterial Vascular Engineering Canada from 1995 to 1999.

Mr. McPherson has more than 20 years’ experience in medical device manufacturing and operations.  He holds two diplomas in technology from the British Columbia Institute of Technology, with the most recent in Biomedical Engineering. He is a resident of British Columbia.

Director & Officer Ownership of Securities

The following table sets out details of the Company’s shares, options and warrants that are directly or indirectly held by directors and executive officers as at the date hereof:

Name	Number of Common Shares(1)	Percentage of Outstanding Common Shares	Number of Common Shares held under Options and Warrants(1)
Paul Geyer	2,144,604	4.43%	435,180
Alexei Marko	298,236	0.62%	1,301,500
Doug Janzen	159,838	0.33%	367,500
Steven Rubin	146,386	0.30%	370,000
Dr. Jane Hsiao	2,441,280	5.05%	330,000
Dr. William O’Neill	Nil	0.00%	325,000
Chris Clark	269,335	0.56%	902,750
Brian McPherson	21,000	0.04%	665,750
TOTAL	5,480,679		4,717,680

Note 1: The information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of Neovasc, has been furnished by each director and executive officer individually or from insider reports filed by the individuals and available at www.sedi.ca.

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Except as disclosed below, no director or executive officer of the Company:

Cease Trade Orders and Bankruptcies

No director of the Company is, as of the date of this Annual Information Form, or has been, within the ten years prior to the date hereof, a director or chief executive officer or chief financial officer of any company (including the Company) that: (i) was subject to an order that was issued while the proposed director was acting as a director, chief executive officer or chief financial officer; or (ii) was subject to an order that was issued after the director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director of the Company is, at the date of this Annual Information Form, or has been within ten years before the date of this Annual Information Form, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties and Sanctions

No director of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a director.

Individual Bankruptcies

No director of the Company has, within the ten years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

CONFLICTS OF INTEREST

Some of the Company’s directors and officers are also directors and officers of other reporting companies.  It is possible, therefore, that a conflict may arise between their duties as a director or officer of the Company and their duties as a director or officer of such other companies.  All such conflicts are disclosed by them in accordance with the Canada Business Corporations Act and they govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

In the event that any of the Company’s directors or officers has a material interest in any material contract or proposed contract involving the Company they are required to disclose their interest to the board of directors either in writing or in person at a meeting of the directors.  Any such contract is then considered and approved by a majority of the disinterested directors.  Additionally, any non-arm’s length or related party transaction that requires the approval of the TSX Venture Exchange will be subject to more restricted filing and disclosure requirements.  Related party transactions are required to be disclosed in the Company’s financial statements.

AUDIT COMMITTEE INFORMATION

Pursuant to National Instrument 52-110, Neovasc is required to have an Audit Committee and make the following disclosure.

The Audit Committee’s Charter

See Schedule “A”

Composition of the Audit Committee

The members of the Audit Committee are Paul Geyer, Steven Rubin and Doug Janzen.  Information regarding their relevant education and experience can be found under the heading “Directors and Officers”.

Messrs. Rubin, Geyer and Janzen are independent members(1) of the Audit Committee.  All members of the Audit Committee are considered to be financially literate(2).

(1)                                 A member of an audit committee is independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment.

(2)                                 An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Oversight

The Audit Committee has not made any recommendations to the Board to nominate or compensate any auditor other than Grant Thornton LLP.

Reliance on Certain Exemptions

The Company’s auditor, Grant Thornton LLP, has not provided any material non-audit services during the financial year ended December 31, 2013, but was engaged to perform a valuation of the Tiara intellectual property prior to its transfer from Neovasc to NTI on September 30, 2013.

Since the effective date of NI 52-110, the Company has not relied on the exemptions contained in section 2.4 or Part 8 of NI 52-110. Section 2.4 provides an exemption from the requirements that the Audit Committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the fiscal year in which the non-audit services were provided. Section 8 permits a company to apply to a securities regulatory authority for an exemption from the requirements of NI 52-110, in whole or in part.

Pre-Approval Policies and Procedures

See Audit Committee Charter for specific policies and procedures for the engagement of non-audit services.

External Auditor Service Fees

The Audit Committee has reviewed the nature and amount of the non-audited services provided by Grant Thornton LLP to the Company to ensure auditor independence. Fees incurred with Grant Thornton LLP for audit and non-audit services in the last two fiscal years for audit fees are outlined in the following table:

	Year ended December 31, 2012	Year ended December 31, 2013
Audit Fees	$51,929	$49,433
Audit-Related Fees	Nil	Nil
Tax Fees	$2,100	$5,725
All Other Fees	Nil	$24,948
Total	$54,029	$80,106

Audit fees:  All services performed by the Auditors in connection with the review of annual consolidated financial statements of the Company including services performed to comply with generally accepted auditing standards.

Audit Related Fees:  All services performed by the Auditors in connection with: the review of quarterly financial statements in accordance with generally accepted standards for a review; equity due diligence required by underwriters, regulators and other parties in connection with raising capital for the Company and internal control reviews.

Tax Fees:  All services performed by the Auditors in connection with tax planning, compliance and advice.

Other Fees: All services performed by the Auditors outside of the services described above, the majority of which were incurred in connection with the Tiara Reorganization, see “Reorganizations” above.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth herein and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, any shareholder directly or indirectly beneficially owning, or exercising control or direction over, shares carrying more than 10% of the voting rights attached to the shares of the Company, nor an associate or affiliate of any of the foregoing persons has during the three most recently completed financial years, or during the current financial year, had any material interest, direct or indirect, in any transactions that materially affected or is reasonably expected to materially affect the Company or any of its subsidiaries.

MATERIAL CONTRACTS

There are no contracts that are material to the Company, that were entered into other than in the ordinary course of business and not excepted from disclosure and filing requirements, and that were entered into within the financial year ended December 31, 2013.

LEGAL PROCEEDINGS

There are no material outstanding legal proceedings or regulatory actions to which the Company is party, nor, to Neovasc’s knowledge, are there any such proceedings or actions contemplated.

NAMES AND INTEREST OF EXPERTS

No person or company, whose profession or business gives authority to the statement, report, valuation or opinion, who is named as having prepared or certified a statement, report, valuation or opinion described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by the Company during, or relating to, the Company’s most recently completed financial year holds any beneficial interest, direct or indirect, in any securities or property of the Company or of an associate or affiliate of the Company and no such person is expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company and no such person is a promoter of the Company or an associate or affiliate of the Company. In particular, the current auditors of the Company are Grant Thornton, LLP, Chartered Accountants, 1600 – 333 Seymour St., Vancouver, B.C., V6B 5A6.  Grant Thornton LLP has reported on Neovasc’s fiscal 2013 audited consolidated financial statements, which have been filed with the securities regulatory authorities. As of March 17, 2014, Grant Thornton LLP has informed the Company that it is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

TRANSFER AGENTS AND REGISTRARS

Neovasc’s transfer agent and registrar is Computershare Investor Services Inc., 510 Burrard Street, 2nd Floor, Vancouver, British Columbia, Canada, V6C 3B9.

ADDITIONAL INFORMATION

Additional information relating to the Company is available under the Company’s profile on the SEDAR website at www.sedar.com.

EXECUTIVE COMPENSATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of Neovasc’s securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in the Company’s May 6, 2013 information circular for its 2013 annual meeting held on June 18, 2013 and will be contained, once publically filed, in the Company’s information circular for its 2014 annual meeting scheduled to be held on June 18, 2014.

ADDITIONAL FINANCIAL INFORMATION

Additional financial information relating to our Company is provided in our comparative financial statements and management’s discussion and analysis for the year ended December 31, 2013.

SCHEDULE “A”

AUDIT COMMITTEE CHARTER

Neovasc Inc. (formerly Medical Ventures Corporation)

2007

MEDICAL VENTURES CORPORATION

1.              PURPOSE

The Audit Committee is responsible for assisting the Board of Directors (“Board”) in fulfilling its oversight responsibilities in relation to:

•                  the integrity of Medical Ventures Corp. (the “Corporation”) financial statements;

•                  the Corporation’s compliance with legal and financial regulatory requirements;

•                  the qualifications and independence of the Corporation’s auditor;

•                  the adequacy and effectiveness of internal controls over financial reporting and disclosure controls;

•                  the performance of the Corporation’s internal audit function and independent auditor;

•                  preparing an audit committee report to be included in the Corporation’s management information circular; and

•                  any additional matters delegated to the Audit Committee by the Board.

2.              MEMBERS

The Board must appoint a minimum of three directors to be members of the Audit Committee. All of the members of the Audit Committee will meet the criteria for independence contained in applicable laws and stock exchange rules and regulations and at least a majority must be residents of Canada (so long as this is required under applicable law).  In addition, every member of the Audit Committee will be Financially Literate and at least one member will have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.  “Financially Literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

3.              RESPONSIBILITIES

The Audit Committee is responsible for performing the duties set out below as well as any other duties delegated to the Audit Committee by the Board.

(a)         Appointment and Review of the Auditor

The auditor is ultimately accountable to the Audit Committee and reports directly to the

Audit Committee. Accordingly, the Audit Committee will evaluate and be responsible for the Corporation’s relationship with the auditor. Specifically, the Audit Committee will:

•                  select, evaluate and nominate the auditor to be proposed for appointment or reappointment, as the case may be, by the shareholders;

•                  review and approve the auditor’s engagement letter;

•                  after seeking and taking into account the opinions of senior management and the officer in charge of internal audit, review the independence, experience, qualifications and performance of the auditor, including the lead audit partner, in recommending its appointment or reappointment, including considering whether the auditor’s quality controls are adequate and the auditor’s provision of any permitted non-audit services is compatible with maintaining its independence;

•                  oversee the auditor’s work, including resolving any disagreements between management and the auditor regarding financial reporting;

•                  at least annually, obtain and review a report by the auditor describing its internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor and any steps taken to deal with any such issues; and

•                  where appropriate, terminate the auditor.

(b)         Confirmation of the Auditor’s Independence

At least annually, and before the auditor issues its report on the Corporation’s annual financial statements, the Audit Committee will:

•                  confirm that the auditor has submitted a formal written statement describing all of its relationships with the Corporation that in the auditor’s professional judgment may reasonably be thought to bear on its independence;

•                  discuss with the auditor any disclosed relationships or services that may affect its independence;

•                  obtain written confirmation from the auditor that it is independent with respect to the Corporation within the meaning of the Rules of Professional Conduct adopted by the Canadian Institute of Chartered Accountants to which it belongs and that it is an independent public accountant with respect to the Corporation within the meaning of federal securities legislation; and

•                  confirm that the auditor has complied with applicable laws with respect to the rotation of certain members of the audit engagement team for the Corporation.

(c)          Pre-Approval of Non-Audit Services

The Audit Committee will pre-approve the appointment of the auditor for any non-audit service to be provided to the Corporation or its subsidiaries, provided that it will not approve any service that is prohibited under applicable laws, rules and regulations. The Audit Committee may establish policies and procedures, that may be revised from time to time, which pre-approve the appointment of the auditor for certain non-audit services. In addition, the Audit Committee may delegate to one or more independent members the authority to pre-approve the appointment of the auditor for any non-audit service to the extent permitted by applicable law, provided that any pre-approvals granted pursuant to such delegation shall be reported to the full Audit Committee at its next scheduled meeting following such pre-approval.

(d)         Communications with the Auditor

The Audit Committee has the authority to communicate directly with the auditor and will meet privately with the auditor as frequently as the Audit Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern to the Audit Committee or the auditor, including, without limitation:

•                  planning and staffing of the audit;

•                  any material written communications between the auditor and management, such as any management letter or schedule of unadjusted differences;

•                  whether or not the auditor is satisfied with the quality and effectiveness of financial  recording procedures and systems;

•                  the extent to which the auditor is satisfied with the nature and scope of its examination;

•                  any instances of fraud or other illegal acts involving senior management of the  Corporation;

•                  whether or not the auditor has received the full co-operation of senior management and other employees of the Corporation and whether the auditor has encountered any audit problems or difficulties in the course of its audit work, including any restrictions on the scope of the auditor’s work or access to required information and any significant disagreements with management (along with management’s response);

•                  the auditor’s opinion of the competence and performance of the Chief Financial Officer  and other key financial personnel; and

•                  the items required to be communicated to the Audit Committee under the Canadian authoritative guidance or under Canadian generally accepted auditing standards.

(e)          Review of the Audit Plan

The Audit Committee will discuss with the auditor the nature of an audit and the responsibility assumed by the auditor when conducting an audit under Canadian generally accepted auditing standards. The Audit Committee will review a summary of the auditor’s audit plan for each audit.

(f)           Review of Audit Fees

The Audit Committee will determine the auditor’s fee and the terms of the auditor’s engagement. In determining the auditor’s fee, the Audit Committee will consider, among other things, the number and nature of reports to be issued by the auditor, the quality of the internal controls of the Corporation, the size, complexity and financial condition of the Corporation and the extent of internal audit and other support to be provided to the auditor by the Corporation.

(g)         Review of Financial Statements

The Audit Committee will review and discuss with management and the auditor the annual audited financial statements, together with the auditor’s report thereon, and the interim financial statements, before recommending them for approval by the Board. The Audit Committee will also review and discuss with management and the auditor:

•                  management’s discussion and analysis relating to the annual audited financial statements and interim financial statements;

•                  all critical accounting policies and practices used or to be used by the Corporation; and

•                  all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor.

The Audit Committee may also engage the auditor to review the interim financial statements and any reconciliation of the Corporation’s financial statements prior to the Audit Committee’s review of such financial statements or reconciliation.

(h)         Review of Other Financial Information

The Audit Committee will:

•                  review annual and interim earnings press releases prior to their public release, as well as financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee will also review the type and presentation of information to be included in such press releases and guidance (including the use of “pro forma” or “adjusted” non-GAAP financial measures);

•                  ensure that adequate procedures are in place for management’s review of all other financial information extracted or derived from the Corporation’s financial statements that were previously reviewed by the Audit Committee before such information is released to the public, including, without limitation, financial information or statements for use in prospectuses or other offering or public disclosure documents and financial statements required by regulatory authorities, and the Audit Committee shall periodically assess the adequacy of those procedures;

•                  review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of any material control deficiencies;

•                  review analyses prepared by management and/or the auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods of the financial statements; and

•                  review the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

(i)            Relations with Senior Management

The Audit Committee members will meet privately with senior management as frequently as the Audit Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually to discuss any areas of concern to the Audit Committee or senior management.

(j)            Oversight of Internal Controls and Disclosure Controls

The Audit Committee will review with senior management the adequacy of the internal controls that have been adopted by the Corporation to safeguard assets from loss and unauthorized use, to prevent, deter and detect fraud, and to verify the accuracy of the financial records. The Audit Committee will review any special audit steps adopted in light of material weaknesses or significant deficiencies.

The Audit Committee will review with senior management the controls and procedures that have been adopted by the Corporation to confirm that material information about the Corporation and its subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed within the required time periods.  The Audit Committee will also review disclosures made to it by the Chief Executive Officer and Chief Financial Officer during their certification process for applicable securities law filings about any significant deficiencies and material weaknesses in the design or operation of the Corporation’s internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information required to be disclosed by the Corporation in the reports that it files or submits under applicable Canadian federal and provincial legislation and regulations within the required time periods, and any fraud, whether or not material, involving management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

(k)         Legal and Regulatory Compliance

The Audit Committee will review with the Corporation’s legal counsel any legal or regulatory matters that could have a significant effect on the Corporation’s financial statements. It will also review with legal counsel material inquiries received from regulators and governmental agencies and advise the Board accordingly.

(l)            Risk Assessment and Risk Management

The Audit Committee will review periodically with senior management the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the steps and process taken to monitor and control risks.

(m)     Taxation Matters

The Audit Committee will periodically review with senior management the status of significant taxation matters of the Corporation.

(n)         Hiring Employees of the Auditor

The Audit Committee has established and will continue to maintain and monitor compliance with policies for hiring partners and employees and former partners and employees of the auditor.

4.              COMPLAINTS PROCEDURE

The Audit Committee has established, and will continue to maintain, procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, auditing matters and disclosure controls and procedures for the confidential, anonymous submission of concerns by employees of the Corporation regarding questionable accounting or auditing matters or disclosure controls.

5.              REPORTING

The Audit Committee will regularly report to the Board on:

•                  the auditor’s independence;

•                  the performance of the auditor and the Audit Committee’s recommendations regarding its  reappointment or termination;

•                  the performance of the internal audit function;

•                  the adequacy of the Corporation’s internal controls and disclosure controls;

•                  its recommendations regarding the annual and interim financial statements of the Corporation and any reconciliation of the Corporation’s financial statements, including any issues with respect to the quality or integrity of the financial statements;

•                  its review of the annual and interim management’s discussion and analysis;

•                  any issues that arise with respect to the Corporation’s compliance with legal and regulatory requirements; and

•                  all other significant matters it has addressed and with respect to such other matters that are within its responsibilities.

6.             REVIEW AND DISCLOSURE

The Audit Committee will review this Charter at least annually and submit it to the Board together with any proposed amendments. The Board will review the Charter and approve such further amendments as it deems necessary and appropriate.

7.              ASSESSMENT

At least annually, the Corporate Governance Committee will review the effectiveness of the Audit Committee in fulfilling its responsibilities and duties as set out in this Charter and in a manner consistent with the corporate governance guidelines adopted by the Board.

8.              CHAIR

Each year, the Board will appoint one member to be Chair of the Audit Committee. If, in any year, the Board does not appoint a Chair, the incumbent Chair will continue in office until a successor is appointed.

9.              REMOVAL AND VACANCIES

Any member may be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to meet the qualifications set out above. The Board will fill vacancies on the Audit Committee by appointment from among qualified members of the Board. If a vacancy exists on the Audit Committee, the remaining members will exercise all of its powers so long as a quorum remains in office.

10.       ACCESS TO INDEPENDENT COUNSEL AND OTHER ADVISORS

In carrying out its duties, the Audit Committee may retain independent counsel and any other outside advisor at the expense of the Corporation without Board approval at any time and has the authority to determine any such counsel’s or advisor’s fees and other retention terms. The Corporation shall also provide appropriate funding, as determined by the Audit Committee, for the payment of the compensation of the auditor, independent counsel and outside advisors and any ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.